Exhibit 2

UNIT PURCHASE AGREEMENT

AMONG

MAYVILLE ENGINEERING COMPANY, INC.

AND

THE SHAREHOLDERS OF MID-STATES ALUMINUM CORP.

June 19, 2023

TABLE OF CONTENTS

Page

Article 1 purchase and sale of UNITS1

Article 2 PURCHASE PRICE; PAYMENT1

Section 2.1Closing Equity Value1

Section 2.2Purchase Price2

Section 2.3Payments.2

Section 2.4Adjustment Amount3

Section 2.5Withholding4

Article 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS5

Section 3.1Organization and Power5

Section 3.2Authority6

Section 3.3No Impediment7

Section 3.4Capitalization; Title8

Section 3.5Financial Matters9

Section 3.6Tax Matters.10

Section 3.7Accounts Receivable14

Section 3.8Inventory14

Section 3.9Absence of Certain Changes14

Section 3.10Litigation14

Section 3.11Laws and Licenses14

Section 3.12Environmental16

Section 3.13Real Property17

Section 3.14Title to and Condition of Properties.18

Section 3.15Insurance19

Section 3.16Material Contracts19

Section 3.17No Default21

Section 3.18Employees21

Section 3.19Employee Benefits.23

Section 3.20Intellectual Property Rights25

Section 3.21Customers, Suppliers and Dealers27

Section 3.22Product Warranty and Product Liability27

Section 3.23Certain Relationships to the Company28

Section 3.24Sufficiency of Assets28

Section 3.25Bank Accounts28

Section 3.26No Brokers or Finders28

Section 3.27No Other Representations and Warranties28

Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER29

Section 4.1Due Organization and Power30

Section 4.2Authority30

Section 4.3No Violation30

Section 4.4No Brokers or Finders30

Section 4.5Financial Ability30

Section 4.6Acquisition of Units for Investment30

Section 4.7No Other Representations and Warranties30

Article 5 COVENANTS PRIOR TO THE CLOSING32

Section 5.1Conduct of Business Pending the Closing32

Section 5.2Access and Information35

Section 5.3Reasonable Best Efforts35

Section 5.4Acquisition Proposals35

Section 5.5Notification of Certain Matters36

Section 5.6Reports; Taxes36

Section 5.7Reorganization; Joinder36

Section 5.8Certain Benefit Plan Matters36

Section 5.9Certain Contract Matters37

Section 5.10Distributions37

Article 6 CERTAIN additional covenants37

Section 6.1Certain Employee Matters37

Section 6.2Post-Closing Access to Information; Cooperation38

Section 6.3Tax Matters39

Section 6.4Certain Tax Matters42

Section 6.5Certain Environmental Matters43

Section 6.6Further Assurances45

Article 7 Conditions Precedent TO CLOSING45

Section 7.1Conditions Precedent to Obligations of Buyer45

Section 7.2Conditions Precedent to Obligations of Parent and Sellers46

Article 8 INDEMNIFICATION47

Section 8.1By Parent and Sellers47

Section 8.2By Buyer47

Section 8.3Limitations on Indemnification47

Section 8.4Indemnification of Third Party Claims50

Section 8.5Payment51

Section 8.6Materiality Qualifiers51

Section 8.7No Waiver51

Section 8.8Exclusive Remedy52

Article 9 CLOSING52

Section 9.1Closing Date52

Section 9.2Documents to be Delivered by Parent and Sellers52

Section 9.3Documents to be Delivered by Buyer53

Article 10 Termination53

Section 10.1General53

Section 10.2Effect of Termination54

Article 11 MISCELLANEOUS55

Section 11.1Power of Attorney.55

Section 11.2Publicity56

Section 11.3Entire Agreement56

Section 11.4Assignment56

Section 11.5Dispute Resolution57

Section 11.6Parties in Interest57

Section 11.7Severability58

Section 11.8Amendment58

Section 11.9Waivers58

Section 11.10Notices58

Section 11.11Expenses59

Section 11.12Disclosure Schedule59

Section 11.13Method of Payment60

Section 11.14Data Room Information60

Section 11.15Nature of Obligations60

Section 11.16Interpretative Provisions60

Section 11.17Waiver of Conflicts; Attorney-Client Privilege.61

Section 11.18Definitions62

Exhibit A -Estimated Closing Statement; Closing Payment Schedule

Exhibit B -Restricted Actions

Exhibit C -Purchase Price Allocation

Exhibit D-Indemnified Liabilities

Exhibit E-Illustrative Closing Statement

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is effective as of June 19, 2023 among Mayville Engineering Company, Inc., a Wisconsin corporation (“Buyer”), and the undersigned shareholders of the Company, all of whom are residents of the State of Wisconsin (collectively, “Sellers”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in Section 11.18.

WHEREAS, Sellers are the record and beneficial owners of 100% of the issued and outstanding shares of capital stock of Mid-States Aluminum Corp., a Wisconsin corporation (the “Company”).

WHEREAS, prior to the Closing, on the terms and subject to the conditions set forth herein, the Company and Sellers shall consummate the Reorganization.

WHEREAS, following the consummation of the Reorganization and prior to the Closing Date, (a) a Wisconsin corporation named Maple Holdings, Inc. (“Parent”) will own all right, title, and interest in and to 100% of the issued and outstanding units of membership interest of the Company, which will consist of 1,240 units of membership interest of the Company (collectively, the “Units”), and (b) Sellers will own 100% of the issued and outstanding shares of the capital stock of Parent.

WHEREAS, following the consummation of the Reorganization and prior to the Closing Date, Sellers shall cause Parent to become a party to this Agreement.

WHEREAS, Parent desires to sell to Buyer, and Buyer desires to purchase from Parent, all right, title, and interest in and to the Units upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

Article 1
purchase and sale of UNITS

On the Closing Date, Parent shall sell and transfer to Buyer, and Buyer shall purchase and accept from Parent, all right, title, and interest in and to the Units, free and clear of all Equity Encumbrances (other than Equity Encumbrances arising under applicable securities Laws).

Article 2
PURCHASE PRICE; PAYMENT
Section 2.1Closing Equity Value. As used in this Agreement, “Closing Equity Value” shall mean an amount equal to (a) $95,944,962, (b) plus the Cash Amount, (c) minus the Indebtedness Amount, (d) minus the Transaction Compensation Amount, (e) minus the Transaction Expense Amount, and (f) plus the amount, if any, by which the Net Working Capital is greater than the Target Net Working Capital or minus the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital.

Section 2.2Purchase Price. The aggregate purchase price for the Units (the “Purchase Price”) shall be an amount equal to the Closing Equity Value as reflected on the Final Closing Statement.
Section 2.3Payments. The Purchase Price and certain related payments shall be paid as follows:

(a)Funded Indebtedness Amount. At the Closing, Buyer shall deliver to the applicable payees specified in the Closing Payment Schedule and pursuant to payoff letters reasonably acceptable and delivered to Buyer at least five Business Days before the Closing Date, for and on behalf of the Company, the Funded Indebtedness Amount.
(b)Transaction Compensation Amount. At the Closing, Buyer shall deliver to the Company the Transaction Compensation Amount payable as of the Closing specified in the Closing Payment Schedule, which the Company shall pay to the applicable payees specified in the Closing Payment Schedule on the first regularly scheduled payroll date occurring after the Closing Date.
(c)Transaction Expense Amount. At the Closing, Buyer shall deliver to the applicable payees specified in the Closing Payment Schedule, for and on behalf of the Company, the Transaction Expense Amount.
(d)Escrow Deposit. No later than 1:30 p.m. C.T. on June 30, 2023 (or such other time and date as Buyer and Parent agree in writing) if, prior to such time, the Parties have delivered the documents described in Section 9.2 and Section 9.3 in escrow as described in Section 9.1, Buyer shall deliver to the Escrow Agent, under the Escrow Agreement, an amount equal to $8,500,000 (the “Escrow Deposit”).
(e)Closing Date Balance. No later than 1:30 p.m. C.T. on June 30, 2023 (or such other time and date as Buyer and Parent agree in writing) if, prior to such time, the Parties have delivered the documents described in Section 9.2 and Section 9.3 in escrow as described in Section 9.1, Buyer shall deliver to the Escrow Agent, under the Escrow Agreement, an amount equal to the Closing Equity Value as reflected on the Estimated Closing Statement minus the Escrow Deposit (the “Closing Date Balance”).
(f)Final Adjustment Amount. On or before the tenth Business Day following the determination of the Final Closing Statement:
(i)if the Final Adjustment Amount is a positive number, then (A) Buyer shall deliver to Parent an amount equal to the Final Adjustment Amount and (B) Buyer and Parent shall jointly instruct Escrow Agent to deliver the Adjustment Escrow Amount to Parent; or
(ii)if the Final Adjustment Amount is a negative number and the absolute value of the Final Adjustment Amount is less than or equal to the Adjustment Escrow Amount, then (A) Buyer and Parent shall jointly instruct Escrow Agent to deliver an amount equal to the absolute value of the Final Adjustment Amount from the Adjustment Escrow Amount to Buyer (up to the amount in the Adjustment Escrow

Amount) and (B) Buyer and Parent shall jointly instruct Escrow Agent to deliver any remaining balance of the Adjustment Escrow Amount to Parent (after giving effect to the delivery described in subclause (A)); or
(iii)if the Final Adjustment Amount is a negative number and the absolute value of the Final Adjustment Amount is greater than the amount in the Adjustment Escrow Account (the amount of such excess being the “Shortfall Amount”), then (A) Buyer and Parent shall jointly instruct Escrow Agent to deliver the full balance of the Adjustment Escrow Amount to Buyer and (B) Parent shall pay an amount equal to the Shortfall Amount to Buyer.
Section 2.4Adjustment Amount.
(a)Closing Statement. As used in this Agreement, “Closing Statement” shall mean (i) a schedule in the form of an unaudited balance sheet of the Company showing the net book value of the respective categories of assets and liabilities set forth in the Recent Balance Sheet and (ii) determinations of the Cash Amount, the Indebtedness Amount, the Transaction Compensation Amount, the Transaction Expenses Amount, and the Net Working Capital (in the case of the Cash Amount and the Net Working Capital, based on such unaudited balance sheet). The Parties agree that (x) the unaudited balance sheet included within each Closing Statement shall be prepared in accordance with the Accounting Conventions, and (y) the Cash Amount and the Net Working Capital shall consist only of the applicable financial statement line items set forth on Exhibit E.
(b)Estimated Closing Statement; Closing Payment Schedule. Attached as Exhibit A are the following documents: (i) a schedule that sets forth Parent’s reasonable, good faith estimate of the Closing Statement as of the opening of business on the Closing Date, together with a calculation of the Closing Equity Value based thereon (the “Estimated Closing Statement”), and (ii) in part based on such Estimated Closing Statement, a schedule that sets forth the amounts described in Section 2.3(a), Section 2.3(b), Section 2.3(c), Section 2.3(d), and Section 2.3(e) and the related payees (the “Closing Payment Schedule”).
(c)Preliminary Closing Statement. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Parent a Closing Statement as of the opening of business on the Closing Date, together with a calculation of the Closing Equity Value based thereon and the Proposed Adjustment Amount (the “Preliminary Closing Statement”).
(d)Statement Objection. Within 30 days after Buyer provides Parent with the Preliminary Closing Statement, Parent shall complete its review of the Preliminary Closing Statement. Parent may object to the content of the Preliminary Closing Statement, but only on the basis that the amounts reflected in the Preliminary Closing Statement were not determined in accordance with Section 2.4(a) or were determined based on mathematical, clerical, or similar error. Parent shall make any such objection on or prior to the last day of such 30-day period by providing Buyer with a written notice setting forth in reasonable detail a description of the basis of the objection and the adjustments to the Preliminary Closing Statement that Parent believes should be made (a “Statement Objection”).
(e)Dispute Resolution. If Parent timely provides Buyer with a Statement Objection as set forth in Section 2.4(d), then Buyer and Parent shall promptly attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Statement (the “Statement Dispute”). If Buyer and Parent are unable to resolve the Statement Dispute within 30 days after delivery of the Statement Objection, then, at any time thereafter, either Buyer or Parent may elect to have the Statement Dispute resolved by BDO USA, LLP or another nationally recognized firm of independent public accountants as to which Buyer and Parent mutually agree (the “CPA Firm”). The CPA Firm shall, acting as an expert and not as an arbitrator, determine solely on the basis of the standards and definitions expressly set forth in this Agreement, and only with respect to the remaining accounting related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the amounts reflected in the Preliminary Closing Statement require adjustment. In connection with the engagement of the CPA Firm, Buyer and Parent shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party reasonably deems appropriate. The CPA Firm shall be instructed to use every reasonable effort to perform its services within 30 days after submission of the Statement Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Statement Dispute, the CPA Firm (i) shall utilize the applicable criteria set forth in Section 2.4(a) and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or Parent, or less than the smallest value for such item claimed by Buyer or Parent, as set forth in the Preliminary Closing Statement or the Statement Objection. Absent fraud, manifest error, or a material failure to comply with the joint written instructions provided by Buyer and Parent that are consistent with this Section 2.4, the CPA Firm’s determination of the Statement Dispute shall be conclusive and binding upon the Parties. Until the CPA Firm makes its determination, the costs and expenses of the CPA Firm shall be borne equally by Buyer and Parent; provided, however, that, when the CPA Firm makes its determination, the costs and expenses of the CPA Firm shall be allocated between Buyer and Parent based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Parent claims the Net Working Capital is $1,000 greater than the amount determined by Buyer, Buyer contests only $500 of the amount claimed by Parent, and the CPA Firm ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of the CPA Firm will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Parent.
(f)Confidentiality. Except to the extent required by applicable Law or reasonably necessary for the advisors of Parent to prepare, review, and/or respond to a Statement Dispute, neither Parent nor any Seller shall directly or indirectly use for any purpose, or disclose to any Person, any content of the Preliminary Closing Statement, the Final Closing Statement, or the related materials without the prior written consent of Buyer.
Section 2.5Withholding. Notwithstanding anything to the contrary, Buyer shall have the right to deduct and withhold from any payments to be made under this Agreement any amounts that Buyer believes in good faith may be required by applicable Law (or under applicable employee benefit plans to the extent applicable) to deduct or withhold from such payments. Buyer shall timely pay any withheld amounts to the applicable Regulatory Authority (or as contemplated under applicable employee benefit plans). If Buyer determines that any such deduction or withholding is required pursuant to this Section 2.5, Buyer will provide Parent prior written notice of its intention to make such deduction or withholding promptly after making such determination (excluding any failure to deliver the documents described in Section 9.2(f)), and Buyer and the Company will cooperate in good faith with Parent to obtain reduction of or relief from such deduction or withholding under applicable Regulatory Authority (excluding any failure to deliver the documents described in

Section 9.2(f)). To the extent that any such amounts are so deducted or withheld by any Person under this Section 2.5, such Person will timely and properly remit such amounts to the applicable Regulatory Authority, and, upon making such payment, such amounts will be treated for all purposes under this Agreement as having been paid to the Person in respect of which such amounts were deducted and withheld.

Article 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS

As an inducement to Buyer to execute and deliver this Agreement, Parent (effective upon the Joinder) and Sellers make the following representations and warranties to Buyer, each of which is true and correct on the date of this Agreement (or with respect to representations and warranties specific to Parent, true and correct effective upon the Joinder), shall remain true and correct through and including the Closing Date with reference to the facts and circumstances then existing (it being understood that, for representations and warranties that speak as of a specific date or time, such representations and warranties will remain true and correct only as of such date or time), and shall survive the consummation of the transactions contemplated by this Agreement subject to Section 8.3(a).

Section 3.1Organization and Power.
(a)Sellers. Each Seller is a competent adult who is a resident of the State of Wisconsin. Each Seller has full individual power, authority, and legal right to execute and deliver this Agreement and the Ancillary Documents to be executed and delivered by such Seller and to carry out the transactions contemplated hereby and thereby.
(b)Parent. Parent is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Parent has full corporate power, authority, and legal right to own, lease, and operate the assets owned, leased, or used by it, to carry on its business as and where such is now being conducted, to execute and deliver this Agreement and the Ancillary Documents to be executed and delivered by Parent, and to carry out the transactions contemplated hereby and thereby. Parent has not engaged in any business activities or conducted any operations other than in connection with the Reorganization and the transactions contemplated by this Agreement. Prior to executing and delivering the Joinder Agreement, Parent will have only a de minimis amount of assets to facilitate its organization and maintain its legal existence and will have no other business or activity.
(c)Company.
(i)Effective upon its incorporation and until the effective time of the Conversion (the “Conversion Effective Date”), the Company is a corporation, duly incorporated and validly existing under the laws of the State of Wisconsin.  Effective upon the Conversion Effective Date, the Company will be a limited liability company duly organized and validly existing under the laws of the State of Wisconsin. The Company has full corporate power, and effective upon the Conversion Effective Date, limited liability company power, authority, and legal right to own, lease, and operate the assets owned, leased, or used by it, to carry on its business as and where such is now being conducted, to execute and deliver the Ancillary Documents to be executed and delivered by the Company, and to carry out the transactions contemplated thereby. Since 1984, the Company has not engaged in any business other than the research and development, design, manufacture, assembly, fabrication, anodization, finishing, packaging, marketing, distribution, sale, and repair of aluminum extrusions and related products, parts, and accessories for building and construction, machinery and equipment, electrical and electronics, medical equipment, transportation, and other industries.
(ii)The Company is duly licensed or qualified to do business as a foreign corporation, and effective upon the Conversion Effective Date, foreign limited liability company, and is in good standing, in each jurisdiction wherein the character of the assets owned, leased, or used by it, or the nature of its business, makes such licensing or qualification necessary, except where failure to do so would not be material to the Company. Section 3.1(c)(ii) of the Disclosure Schedule sets forth a correct and complete list of the jurisdictions in which the Company is duly licensed or qualified to do business as a foreign limited liability company.
(iii)Prior to the date of this Agreement, the Company has made available to Buyer correct and complete copies of the Company’s articles of incorporation, bylaws and other charter documents of the Company, as amended (the “Corporate Charter Documents”). Effective upon the Conversion Effective Date, the Company will make available to Buyer correct and complete copies of the Company’s limited liability company agreement (the “LLC Agreement”) and all other charter documents of the Company, in each case, as amended (the “LLC Charter Documents” and, together with the Corporate Charter Documents, the “Charter Documents”). As so made available, the Corporate Charter Documents are in full force and effect until the Conversion Effective Date. Effective upon the Conversion Effective Date, the LLC Charter Documents will be in full force and effect. The Company is not in material breach or default, or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute a material breach or default or permit termination or modification of the Charter Documents. The capitalization records of the Company made available to Buyer prior to the date of this Agreement are correct and complete copies of such instruments. Section 3.1(c)(iii) of the Disclosure Schedule sets forth a correct and complete list of the directors (or managers) and officers of the Company.
(iv)The minute book of the Company made available to Buyer prior to the date of this Agreement is a correct and complete copy of its content and accurately reflects all material company action that the Company has taken since the Lookback Date.
Section 3.2Authority.
(a)Sellers. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes, and when executed and delivered, the Ancillary Documents to be executed and delivered by Sellers will constitute, valid, legal, and binding agreements of Sellers, enforceable in accordance with their respective terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors rights generally and by general equitable principles (the “Enforceability Exception”).
(b)Parent. From and after the Conversion Effective Date, Sellers own all right, title, and interest in and to all of the issued and outstanding Equity Interests of Parent.

The execution, delivery, and performance by Parent of this Agreement and the Ancillary Documents to be executed and delivered by Parent, and the consummation by Parent of the transactions contemplated hereby and thereby, have been duly authorized by Parent. No other or further corporate act or proceeding on the part of Parent is necessary to authorize the execution, delivery, or performance of this Agreement or the Ancillary Documents to be executed and delivered by Parent or the consummation by Parent of the transactions contemplated hereby and thereby. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes, and when executed and delivered, the Ancillary Documents to be executed and delivered by Parent will constitute, valid, legal, and binding agreements of Parent, enforceable in accordance with their respective terms, subject to the Enforceability Exception.
(c)Company. The execution, delivery, and performance by the Company of the Ancillary Documents to be executed and delivered by the Company, and the consummation by the Company of the transactions contemplated thereby, have been duly authorized by the Company. No other or further corporate or, effective upon the Conversion Effective Date, limited liability company act or proceeding on the part of the Company is necessary to authorize the execution, delivery, or performance of the Ancillary Documents to be executed and delivered by the Company or the consummation by the Company of the transactions contemplated thereby. Assuming due authorization, execution and delivery by Buyer, when executed and delivered, the Ancillary Documents to be executed and delivered by the Company will constitute valid, legal, and binding agreements of the Company, enforceable in accordance with their respective terms, subject to the Enforceability Exception.
Section 3.3No Impediment. The execution, delivery, and performance by Parent, Sellers, and the Company of this Agreement and the Ancillary Documents to be executed and delivered by Parent, Sellers, and the Company, and the consummation by Parent, Sellers, and the Company of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law applicable to any of Parent, Sellers, or the Company; (b) except as set forth in Section 3.3(b) of the Disclosure Schedule, require any consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify, or cancel all or any portion of, any Material Contract, any material Contract to which Parent or any Seller is party or otherwise bound, or any License held by the Company; (c) except as set forth in Section 3.3(c), require any consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify, or cancel all or any portion of, any charter documents of Parent or the Charter Documents; (d) result in the creation or imposition of any Equity Encumbrances (other than Equity Encumbrances arising under applicable securities Laws) on any Units; or (e) result in the creation or imposition of any Liens on any assets of the Company other than Permitted Liens, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a) or (b) would not, individually or in the aggregate, (x) be material to ownership of the Units, or (y) have a Material Adverse Effect on the Company. Except as set forth on Section 3.3(f) of the Disclosure Schedule, no consent, approval, License, or Order by, or declaration or filing with, or notice to, any Regulatory Authority is required by or with respect to Parent, any Seller, or the Company in connection with the execution, delivery, or performance of this Agreement or any of the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby. There is no Litigation pending or, to the Company’s

Knowledge, threatened against Parent, any Seller, or the Company that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with the sale of the Units or any of the other transactions contemplated by this Agreement or the Ancillary Documents.

Section 3.4Capitalization; Title.
(a)Capitalization.
(i)The Company has not issued any Voting Debt.
(ii)Prior to the consummation of the Reorganization, no Equity Interests of the Company are or will be outstanding or owned by any Person except for the shares of capital stock of the Company owned of record and beneficially by Sellers.
(iii)Following the consummation of the Reorganization, no Equity Interests of the Company are or will be outstanding or owned by any Person except for the Units owned of record and beneficially by Parent. Without limitation, following the consummation of the Reorganization, there are or will be no options, warrants, rights, convertible or exchangeable securities, equity security rights, equity appreciation rights, equity-based performance units, or Contracts of any kind to which Parent, any Seller, or the Company is party or otherwise bound (A) obligating Parent, any Seller, or the Company to deliver or sell, or cause to be delivered or sold, any Equity Interests or Voting Debt of, or any security convertible or exercisable for or exchangeable into any Equity Interests or Voting Debt of, the Company, (B) obligating Parent, any Seller, or the Company to deliver, grant, extend, or enter into any such option, warrant, call, right, security, unit, or Contract, (C) giving any Person the right to receive any economic benefit or right similar to or derived from the economic or governance benefits and rights occurring to holders of Equity Interests of the Company, or (D) giving any Person the right to vote or otherwise approve (or disapprove) decisions in respect of the Company.
(iv)All Equity Interests of the Company are duly authorized, are validly issued, fully paid and non-assessable, are not subject to any rights of rescission, are not subject to preemptive rights or similar rights, and have been offered, issued, sold, and delivered in compliance with applicable Laws, including all securities registration or qualification requirements (or applicable exemptions therefrom) of applicable Laws. There are no restrictions upon, or voting trusts, proxies, or other Contracts of any kind with respect to, the voting, purchase, redemption, acquisition, or transfer of, or the declaration or payment of any distribution on, any Equity Interests of the Company. There are no accrued but unpaid dividends or similar payments in respect of any Equity Interests of the Company. The Company has never owned, directly or indirectly, any Equity Interests or Voting Debt of any Person (whether or not such Person is disregarded for Tax purposes).
(b)Title.
(i)Prior to the consummation of the Reorganization, Sellers own beneficially and of record, and have good and marketable fee title in and to, all of the

Equity Interests of the Company, free and clear of all Equity Encumbrances (other than Equity Encumbrances arising under applicable securities Laws).
(ii)Following the consummation of the Reorganization, Parent owns beneficially and of record, and has good and marketable fee title in and to, all of the Units, free and clear of all Equity Encumbrances (other than Equity Encumbrances arising under applicable securities Laws). At the Closing, Parent will convey to Buyer all right, title, and interest in and to all of the Units, free and clear of all Equity Encumbrances (other than Equity Encumbrances arising under applicable securities Laws). The Units will represent immediately after the Closing all of the issued and outstanding Equity Interests of the Company.
Section 3.5Financial Matters.
(a)Financial Statements. Attached to Section 3.5(a) of the Disclosure Schedule are correct and complete copies of (i) the audited financial statements (including balance sheets and statements of income, shareholders/members’ equity, and cash flows) of the Company for each of the fiscal years ended December 31, 2022, December 31, 2021, and December 31, 2020 and (ii) an unaudited balance sheet of the Company as of March 31, 2023 (the “Recent Balance Sheet”) and the related unaudited consolidated statements of income, shareholders/members’ equity, and cash flows of the Company for the three months then ended (collectively, the “Financial Statements”). The Financial Statements (A) were prepared from and consistent in all material respects with such financial statements as have been prepared and used by the Company in the Ordinary Course, including in measuring and reporting its operating results, (B) were prepared in accordance with GAAP as in effect on the date of such Financial Statements and applied on a consistent basis (except, in the case of unaudited statements, for the absence of footnote disclosure and the fact that the unaudited statements do not contain normal recurring year-end adjustments and reclassifications, none of which is material individually or in the aggregate) and with the books and records of the Company, and (C) fairly present in all material respects the assets, Liabilities, financial position, results of operations, and cash flows of the Company as of the dates and for the periods indicated.
(b)Internal Controls. To the Company’s Knowledge, except as set forth in Section 3.5(b) of the Disclosure Schedule, there are no significant deficiencies in the design or operation of the Company’s system of internal controls that would adversely affect in any material respect the ability of the Company to record, process, summarize, and report financial data.
(c)Undisclosed Liabilities. Except as and to the extent set forth on the face of the Recent Balance Sheet or in Section 3.5(c) of the Disclosure Schedule, the Company has no Liabilities, other than (i) commercial Liabilities incurred since the date of the Recent Balance Sheet in the Ordinary Course that, individually and in the aggregate, are not material in amount (and none of which relates to a breach of Contract or License, a breach of warranty, a tort, an infringement, or a violation of or Liability under any Laws), (ii) Liabilities under Contracts that relate solely to the fact that the Company has post-Closing performance obligations under the executory portions of its Contracts (but not Liabilities for any breach of any such Contracts), and (iii) Liabilities reflected in the Indebtedness Amount, the Transaction Compensation Amount, the Transaction Expenses Amount, and the Net Working Capital, in each case, as specifically reflected in the Final Closing Statement.

Section 3.6Tax Matters.
(a)Returns. Each of the Company and Parent have timely filed (taking into account all validly filed extensions) all Tax Returns required to be filed by or on behalf of the Company and Parent prior to the Closing Date, and all such Tax Returns are true, correct, and complete in all material respects. All Taxes due and owing by the Company and Parent or on behalf of the Company and Parent (whether or not shown as due on any tax Return) have been paid. Except as set forth on Section 3.6(a) of the Disclosure Schedule, no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or Seller that have not expired, and no such extension or waiver has been requested.
(b)Withholding. The Company and Parent have withheld and paid to the applicable Regulatory Authority all Taxes required to have been withheld and paid and any amounts paid or owing to any employee, shareholder, equity holder, independent contractor, customer, creditor, owner, or other Person, and all forms W-2 and 1099 and other applicable information Tax Returns required with respect thereto have been properly completed and timely filed (taking into account any valid extensions of the time to file). The Company and Parent are not obligated to, and have not agreed to, pay on behalf of an owner any income Taxes on such owner’s share of the income of the Company or Parent (whether by electing to file composite returns, by means of withholding, or otherwise). The Company and Parent have complied, and is now complying, in all material respects with all Tax information reporting provisions of all applicable Laws.
(c)Tax Audits. No Tax audits, assessments, or actions are pending or are threatened in writing with respect to the Company or Parent. The Tax Returns of the Company and Parent that are under audit or have been audited by any Regulatory Authority, together with a correct and complete list of all powers of attorney granted by the Company and Parent with respect to any Tax matter, are set forth in Section 3.6(c) of the Disclosure Schedule. In the past five years, the Company and Parent have not received from any Regulatory Authority (i) any notice of underpayment of Taxes or other deficiency or notice of proposed adjustment, (ii) any request for information relating to Taxes or (iii) any notice indicating an intent to commence an audit. Sellers have made available to Buyer copies of all Tax Returns and examination reports of the Company and Parent and statements of deficiencies assessed against, or agreed to by, the Company and Parent, each case applicable to the past five years. The Company and Parent have delivered to Buyer correct and complete copies of all examination and audit reports, IRS Forms 3115, proposed and final assessments and statements of deficiencies assessed against or agreed to by the Company after December 31, 2015. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return of the Company and Parent.
(d)Nexus Claims. Within the past three years, the Company has not received any claim from a Regulatory Authority in a jurisdiction where the Company or Shareholder does not pay Taxes or file Tax Returns that the Company or Shareholder is or may be subject to taxation by, or is or may be required to file Tax Returns in, that jurisdiction, and neither the Company nor Shareholder has any voluntary disclosure agreements or similar programs pending with any jurisdiction. The Company does not have nexus, and is not required to file Tax Returns, in a jurisdiction where it has not filed Tax Returns.

(e)Affiliated Group; Partnerships. The Company (i) is not and has not been a member of an affiliated group of corporations filing a consolidated federal Income Tax Return or combined, unitary, or similar Tax Return and (ii) is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise. Within the five-year period ending on the Closing Date, the Company does not own, and has not owned, an interest in another entity that is characterized as a partnership for income Tax purposes, and is not, and has not been, a party to any Contract with any other party, which Contract is characterized as a partnership for income Tax purposes.
(f)Tax Status.
(i)From the date of Contribution until the Closing, Parent will be treated, properly qualified, and classified as an “S Corporation” within the meaning of Section 1361 and Section 1362 of the Code and under all corresponding provisions of applicable state and local Laws.
(ii)From July 1, 1988 until the date of the Contribution, the Company will be treated, properly qualified, and classified as an “S Corporation” within the meaning of Section 1361 and Section 1362 of the Code and under all corresponding provisions of applicable state and local Laws. From the date of the Contribution until the date of the Conversion, the Company will be treated, properly qualified, and classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code and under all corresponding provisions of applicable state and local Laws, pursuant to an election made by Parent under Section 1361(b)(3)(B)(ii) of the Code. From the effective date of the Conversion until the Closing, the Company will be treated, properly qualified, and classified as an entity disregarded as separate from the Seller pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii) and under all corresponding provisions of applicable state and local Laws.
(g)Reorganization Matters. The Reorganization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and Rev. Rul. 2008-18. No fact or circumstance exists particular to the Company, Parent, or the Sellers that would cause or otherwise result in the failure of: (i) the Contribution and the filing of the Q-Sub Election to be treated as a reorganization described in Section 368(a)(1)(F) of the Code and Rev. Rul. 2008-18; (ii) the Conversion to be treated as a disregarded transaction; and (iii) the acquisition by Buyer from Parent of the Units pursuant to this Agreement to be treated for income Tax purposes as a purchase by buyer and Sale by parent of the assets (and assumption of the liabilities) of the Company. The execution and performance of the Reorganization and the subsequent conversion will be duly authorized by all necessary corporate actions.
(h)S-Corporation Matters. The Company and Parent will not be liable for any Tax under Section 1374 of the Code (or any corresponding or comparable provision of state, local, or foreign Laws) in connection with transactions contemplated by this Agreement. Within the prior five years, the Company and Parent have not: (i) acquired assets of another corporation in a transaction in which the Company’s Tax basis in the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor; or (ii) acquired the stock of any corporation that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. The Company and Parent have no liability for Taxes under Section 1375 of the Code or Section 1363(d) of the Code (or any corresponding or comparable provision of state, local, or foreign Laws) that is payable after the Closing Date.
(i)Tax Liens. There are no Liens other than Permitted Liens for Taxes upon the assets of the Company or Parent.
(j)Tax Positions; Certain Transactions. Parent, Sellers, and the Company has disclosed on their respective income Tax Returns, as applicable, all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code (or any corresponding or comparable provision of state, local or foreign Laws). None of the Company, Parent, or Sellers have requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief, or similar agreement.
(k)Foreign Tax Matters. The Company and Parent: (i) do not have a permanent establishment (within the meaning of the applicable Tax treaty) and do not otherwise have an office or fixed place of business in a country outside the United States; (ii) are not engaged in a trade or business in any country other than the United States that subjected them to Tax in such country; (iii) are not, and have never been, subject to Tax in a jurisdiction outside the United States; and (iv) have not participated in an international boycott, as defined in Section 999 of the Code. The Company and Parent are not a party to any transaction or Contract that is in material conflict with the Tax rules on transfer pricing in any relevant jurisdiction.
(l)Accounting Methods. Neither the Company nor Parent have adopted as a method of accounting, or otherwise accounted to any advance payment or prepaid amount, under: (i) the “deferral method” of accounting described in Rev. Proc. 2004-34 (or any similar method under other Law); (ii) the method described in Treas. Reg. § 1.451-5(b)(1)(ii) or Sections 455 or 456 of the Code (or any similar method under other Law); or (iii) the cash method (or modified cash method) of accounting.
(m)Tax Arrangements. The Company has not granted any power of attorney that is currently in effect with respect to Tax matters. The Company and Parent are in compliance with the terms and conditions of all applicable exemptions that the Company and Seller may have claimed and any Contracts, or Governmental Orders relating to Taxes to which the Company and Parent may be subject, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on such compliance.
(n)Tax Sharing Agreements. The Company is not a party to any Tax sharing, allocation, indemnification or assumption agreement that remains in effect under which the Company could be liable for Taxes or other claims of any other Person, other than such an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes.
(o)SALT Elections. Except as set forth on Section 3.6(o) of the Disclosure Schedule, Parent has not made a SALT Election for any taxable year. The Company has not made a SALT Election for any taxable year.

(p)Deferred Arrangements. The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date (or, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date), as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received or deferred revenue accrued on or before the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local, or foreign Law) in existence on the Closing Date; (v) any closing agreement under Section 7121 of the Code (or any corresponding provision of state, local, or foreign Law) executed on or prior to the Closing Date; (vi) deferral of any payment of Taxes on or prior to the Closing Date otherwise due as a result of Section 2302 of the CARES Act, IRS Notice 2020-18, IRS Notice 2020-20 or IRS Notice 2020-23 or similar Tax authority; (vii) like-kind exchange under Section 1031 of the Code on or prior to the Closing Date; (viii) “global intangible low-taxed income” or Subpart F income imposed pursuant to Section 951 and Section 951A of the Code (or any corresponding provision of state, local or foreign Law); (ix) any election under Section 965(h) of the Code; or (x) ownership of “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing by a subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).
(q)Listed or Reportable Transactions. Neither the Company nor Parent has within the last five years been party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations § 1.6011 4(b) or any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations § 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law).
(r)Section 355 Transactions. The Company and Parent have not within the last three years been a “distributing corporation” or a “controlled corporation” (each within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.
(s)Sales and Use Tax. The Company and Parent have collected all sales, value-added or use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Regulatory Authority (or has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection or payment of sales or use Taxes imposed or due in connection with the Business).
(t)COVID-19 Laws. Except as set forth on Section 3.6(t) of the Disclosure Schedule, the Company and Parent have not: (i) claimed or received, or will claim or receive, any Tax credits pursuant to the COVID-19 Laws, (ii) applied for, received or will receive a loan or grant pursuant to the COVID-19 Laws, (iii) deferred or will defer the payment of any payroll Taxes pursuant to the COVID-19 Laws, or (iv) otherwise claimed any Tax credit or Tax benefit pursuant to the COVID-19 Laws.

(u)Tax Rulings. Neither the Company nor Parent have received any Tax Ruling or entered into, or is currently under negotiations to enter into, a Tax Closing Agreement with any Regulatory Authority that would have a continuing effect after the Closing Date. For purposes of the preceding sentence, the term “Tax Ruling” shall mean written rulings of a Regulatory Authority relating to Taxes, and the term “Tax Closing Agreement” shall mean a written and legally binding agreement with a Regulatory Authority relating to taxes.
(v)Section 83. No Person that is subject to taxation in the United States holds any Units or Parent Shares that are or were nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
Section 3.7Accounts Receivable. All accounts receivable and notes receivable reflected on the Recent Balance Sheet, and all accounts receivable and notes receivable of the Company that have arisen since the date of the Recent Balance Sheet, (a) arose out of arms’ length transactions made in the Ordinary Course, (b) are the valid and legally binding obligations of the Persons obligated to pay such amounts, (c) are collectible (net of the reserves for doubtful accounts shown on the Final Closing Statement) in the Ordinary Course without the necessity of commencing Litigation, (d) are subject to no counterclaim or setoff (other than normal cash discounts accrued in the Ordinary Course), and (e) are not in dispute as communicated in writing.
Section 3.8Inventory. All inventory reflected on the Recent Balance Sheet (a) had a commercial value at least equal to the value shown on the face of the Recent Balance Sheet, (b) is valued in accordance with GAAP (on a FIFO basis) at the lower of cost or market, and (c) consists of a quality and quantity usable and saleable in the Ordinary Course, except for slow-moving, damaged, or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided). Subject to reserves reflected in the Final Closing Statement, all inventory of the Company purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the Ordinary Course. All inventory of the Company is located at, or is in transit to or from, the Real Property located at 132 Trowbridge Drive, Fond du Lac, Wisconsin.
Section 3.9Absence of Certain Changes. Since December 31, 2022, (a) the Company has conducted its business in the Ordinary Course in all material respects and (b) there has not been (i) any change, event, development, condition, occurrence, or combination of changes, events, developments, conditions, or occurrences that, individually or in the aggregate, has resulted, or is reasonably expected to result, in a Material Adverse Effect, (ii) any material loss, damage, or destruction, whether or not covered by insurance, relating to or affecting the business or assets of the Company, or (iii) any occurrence that, if completed after the date of this Agreement, would have required the consent of Buyer under Section 5.1.
Section 3.10Litigation. Except as set forth on Section 3.10 of the Disclosure Schedule, (a) there is no, and since the Lookback Date has been no, Litigation pending, or to the Company’s Knowledge, threatened against or by (i) the Company, (ii) any of its assets, or (iii) any of its equityholders, directors (or managers), officers, or employees (in such capacity), and (b) there is not in existence, and since the Lookback Date there has not been in existence, any Order with respect to (i) the Company, (ii) any of its assets, or (iii) any of its equityholders, directors (or managers), officers, or employees (in such capacity), other than Orders of general application.
Section 3.11Laws and Licenses.

(a)Laws. Except for past violations for which the Company is not subject to any current Liability and cannot become subject to any future Liability, or as set forth on Section 3.11(a) of the Disclosure Schedule, the Company is, and during the prior ten years has been, in compliance with all applicable Laws except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate, are material. Since the Lookback Date, the Company has not received written, or to the Company’s Knowledge, oral notice of any violation or alleged violation of any Laws in any material respect. Without limitation:
(i)All reports, filings, and other instruments required to be filed by or on behalf of the Company with any Regulatory Authority have been filed and, when filed, were correct and complete in all material respects. Except as set forth in Section 3.11(a)(i) of the Disclosure Schedule, the Company has not certified, represented, or otherwise indicated (either orally or in writing) to any Person, including any Regulatory Authority, that it is a woman- or minority-owned business or a small business or that is has any other designation that entitles the Company to a favored status or benefits under applicable Law.
(ii)The Company has implemented, in all material respects, written policies and procedures as required by applicable Law, and the Company is and has been in compliance with such policies and procedures in all material respects.
(iii)Neither the Company nor any director, officer, or to the Company's Knowledge, employee, agent, or other Person associated with or acting on behalf of the Company is an official, agent, or employee of any Regulatory Authority or political party or a candidate for any political office. The Company is and has been in compliance with all applicable anti-bribery, anti-corruption, and similar Laws. Neither the Company nor any director, officer, employee, agent, or other Person associated with or acting on behalf of the Company has, directly or indirectly, (A) used any funds of the Company for unlawful contributions, unlawful gifts, unlawful entertainment, or other unlawful expenses relating to political activity, (B) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Company, (C) made any payments or gifts to any governmental officials out of funds of the Company (but excluding payments to governmental agencies in amounts legally due and owing by the Company), (D) established or maintained any unlawful fund of monies or other assets of the Company, (E) made any fraudulent entry on the books or records of the Company, or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business for the Company, to obtain special concessions for the Company, or to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company.
(iv)The Company has never engaged in any dealings or transactions with any sanctioned Person located in any country that is subject to any form of economic or trade sanctions under any applicable Laws. To the Company’s Knowledge, no customer purchased any Products/Services with an intent to export such

Products/Services to any sanctioned Person located in any country that is subject to any form of economic or trade sanctions based on any applicable Laws. To the Company’s Knowledge, no customer exported any Products/Services to any sanctioned Person located in any country that is subject to any form of economic or trade sanctions based on any applicable Laws. The Company has not exported any goods, services, or technology contrary to applicable Laws. The Company has never engaged in any dealings or transactions with any Person that purchased or used the Products/Services in connection with nuclear, military, national defense, or similar purposes.
(b)Licenses. The Company holds, and has held during the past ten years, all Licenses necessary for the lawful ownership, operation, and use of its assets and the lawful conduct of its business. All such Licenses, including their respective dates of issuance and expiration, are set forth in Section 3.11(b) of the Disclosure Schedule, are in full force and effect, and will not be affected or made subject to any loss, limitation, or obligation to reapply as a result of the consummation of the transactions contemplated by this Agreement. Except for past violations for which the Company is not subject to any current Liability and cannot become subject to any future Liability, the Company is, and during the prior ten years has been, in compliance with all such Licenses except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate, are material.
Section 3.12Environmental.
(a)Except as set forth on Section 3.12(a) of the Disclosure Schedule, the Company is, and during the prior ten years has been, in compliance in all material respects with all Environmental Laws. The Company has not received from any Person any written (or, to the Company’s Knowledge, oral) Environmental Notice, Environmental Claim, or written (or, to the Company’s Knowledge, oral) request for information pursuant to any Environmental Law, that, in each case, either remains pending or unresolved or is the source of ongoing obligations or requirements. There has been no Release of Hazardous Substances in contravention of any Environmental Law with respect to the Company, and the Company has not received any written (or, to the Company’s Knowledge, oral) Environmental Notice that is reasonably expected to result in an Environmental Claim against the Company.
(b)Except as set forth on Section 3.12(b) of the Disclosure Schedule, the Company has obtained and is, and during the prior ten years has been, in compliance with all Environmental Permits necessary for the conduct of its business as currently conducted or the ownership, lease, operation, or use of the Real Property. There are no past or present (or, to the Company’s Knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions, or plans that would reasonably be expected to interfere with or prevent compliance or continued compliance by the Company (or the Real Property) with all Environmental Laws or give rise to any material Liability under Environmental Laws. None of the Real Property (or to the Company’s Knowledge, any formerly owned or operated property) has been proposed for listing on the National Priorities List (or CERCLIS) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601, et seq. or any similar state list.

(c)The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material so as would give rise to any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any current (and/or, in the case of per- and polyfluoroalkyl substances, perfluorooctanoic acid or perfluorooctane sulfonate, future) Environmental Laws. Entities (other than Buyer) that have performed services for the Company as part of the manufacturing or product production process, have not, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material so as would give rise to any Arranger Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any current (and/or, in the case of per- and polyfluoroalkyl substances, perfluorooctanoic acid or perfluorooctane sulfonate, future) Environmental Laws. Except as set forth on Section 3.12(c) of the Disclosure Schedule, the Company does not own or operate, and has never owned or operated, any aboveground or underground storage tanks. The Company has not retained or assumed, by Contract or operation of Law, any Liabilities of third Persons under any Environmental Law. The Company has made available to Buyer true and complete copies of all environmental audits, studies, reports, and other similar documents in the possession or control of the Company, or which are reasonably available to the Company, bearing on compliance with Environmental Laws.
Section 3.13Real Property. The Company does not lease or sublease any real property.  Section 3.13 of the Disclosure Schedule sets forth a correct and complete list of all real property that the Company owns in fee (the “Real Property”). The Company does not own, occupy, or use any real property other than the Real Property.  With respect to each parcel of Real Property, including all of the facilities thereon, (a) the Company has good and marketable indefeasible fee simple title, free and clear of all Liens other than Permitted Liens, (b) there are no outstanding options, rights of first offer, or rights of first refusal to purchase the Real Property or any portion thereof or interest therein, and (c) the Company is not in material default or breach under any Contract evidencing any Lien on, or otherwise affecting, the Real Property. Prior to the date of this Agreement, Parent has made available to Buyer complete and correct copies of the deeds and other instruments with respect to the Real Property (as recorded, if applicable) in the possession of the Company by which the Company acquired the Real Property, and copies of all title insurance policies, surveys, agreements, contracts, and documentation evidencing Permitted Liens relating to the Real Property in the possession of the Company. No variances are needed, and none have been granted, with respect to the Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland, or lakeshore erosion area within the meaning of any Law. No public improvements have been commenced and, to the Company’s Knowledge, none are planned that may result in special assessments against or otherwise materially adversely affect any Real Property. The Company has no Knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, or (iii) condition or defect that could give rise to an Order of the sort referred to in subclause (ii). There is no existing, or, to the Company’s Knowledge, proposed, or contemplated plan to construct, modify, or realign any street, highway, power line, or pipeline that would adversely affect the current or planned use or occupancy of any Real Property. The use of the Real Property as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use. There is not (A) any claim of adverse possession or prescriptive rights involving or affecting any of the Real Property, (B) any structure or improvement located on any Real Property that encroaches on or over the boundaries of neighboring or adjacent properties, or (C) any structure or improvement of any other Person that encroaches on or over the boundaries of any Real Property. There are now in full force and effect duly issued certificates of occupancy (or the local equivalent) permitting the Real Property, and the improvements located thereon, to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists that would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or, to the Company's Knowledge, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. Adequate water, gas, and electrical supply, telecommunications, storm and sanitary sewerage facilities and all other required public utilities are available for each parcel of Real Property. Neither the whole nor any portion of the Real Property is subject to any governmental order to be sold or, to the Company’s Knowledge, is being condemned, expropriated or otherwise taken by any governmental authority with or without payment or compensation therefor and no such condemnation, expropriation or taking is planned, scheduled or proposed.

Section 3.14Title to and Condition of Properties.
(a)Title. Except as set forth on Schedule 3.14(a), the Company has good and marketable fee title to, valid license rights, or a valid leasehold interest in all of the assets (tangible and intangible) used, possessed, or occupied by it, free and clear of all Liens other than Permitted Liens. Except for those assets that are subject to the leases set forth in Section 3.14(a) of the Disclosure Schedule, the Company has good and marketable fee title to all of the assets (tangible and intangible) used, possessed, or occupied by it. Except for those assets that are subject to the leases set forth in Section 3.14(a) of the Disclosure Schedule, none of the assets of the Company are subject to any restrictions with respect to the transferability or divisibility thereof or any right to recovery by any previous owner of such property under any theory of Law or contractual right. The title of the Company to its assets will not be affected by the transactions contemplated by this Agreement. The Company is not using any assets that are not owned, licensed, or leased by it.
(b)Condition. Except as set forth on Schedule 3.14(b), the tangible assets of the Company, including all buildings and building systems are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), are free from material defect, and are adequate in all material respects for the uses to which they are currently being put. Except as set forth on Schedule 3.14(b), no such assets are in need of (or in the course of receiving) maintenance, repair, or replacement, except for ordinary, routine maintenance, and repair that are not, individually or in the aggregate, material in nature or cost. Except as set forth on Schedule 3.14(b), all buildings, plants, and other structures (including all fixtures and systems located thereon) owned, leased, or utilized by the Company are in good condition and repair (ordinary wear and tear excepted) and are free from material defects, including structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating, or air conditioning systems (except for such minor defects as do not materially interfere with the use thereof in the conduct of the normal conduct of business by the Company). Notwithstanding anything herein to the contrary, Parent and Sellers make no representation or warranty as to the condition of the roof of the Real Property located at 132 Trowbridge Drive, Fond du Lac, WI 54937.

Section 3.15Insurance. Section 3.15 of the Disclosure Schedule sets forth a correct and complete list of all policies of insurance in effect with respect to the Company and its business, assets, or Liabilities and any key person insurance policies covering employees of the Company (collectively, the “Insurance Policies”). All of the Insurance Policies are valid, outstanding, and enforceable policies. The Company has not received any written, or to the Company’s Knowledge, oral notice of cancellation or termination with respect to any Insurance Policy, and to the Company’s Knowledge, no event or condition exists or has occurred that could result in cancellation of any Insurance Policy prior to its scheduled expiration date. The Company has not received any written, or to the Company’s Knowledge, oral notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor will hereafter be increased in any material respect  (except to the extent insurance rates may be increased for all similarly situated risks) or that there hereafter will be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Insurance Policy. To the Company’s Knowledge, none of the insurance carriers providing coverage under the Insurance Policies has declared bankruptcy or provided notice of insolvency to the Company. To the Company’s Knowledge, the Company has duly and timely made all claims that it has been entitled to make under the Insurance Policies. There is no claim made by the Company pending under any Insurance Policy as to which coverage has been questioned, denied, or disputed by the underwriters of such policies, and to the Company’s Knowledge, there is no basis for denial of any pending claim under any Insurance Policy. No Insurance Policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement, or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. Except as set forth in Section 3.15 of the Disclosure Schedule, since December 31, 2012, all general liability Insurance Policies maintained by or for the benefit of the Company has been “occurrence” policies and not “claims made” policies. The Company has made available to Buyer correct and complete copies of the Insurance Policies, together with a correct and complete list of all pending claims under the Insurance Policies.
Section 3.16Material Contracts. Section 3.16 of the Disclosure Schedule sets forth a correct and complete list of each of the following types of Contracts to which the Company is party or otherwise bound (each Contract set forth, or required to be set forth, in Section 3.16 of the Disclosure Schedule being a “Material Contract”):
(a)any Contract for the lease, use, or occupancy of real property;
(b)any Contract for the lease or use of personal property involving any remaining consideration, termination charge, or other expenditure in excess of $75,000 or a term that, absent early termination by the Company, will continue for more than 12 months after the Closing Date;
(c)any Contract with a customer or other Person involving the future sale of goods or services by the Company that provides for a price, fee, or other consideration payable to the Company in an annual period in excess of $75,000 or a term that, absent early termination by the Company, will continue for more than 12 months after the Closing Date (provided that, purchase orders and work orders entered into in the Ordinary Course need not be listed on Schedule 3.16, but shall nevertheless constitute Material Contracts);
(d)any Contract with a supplier, licensor, or other Person that provides for future expenditures by the Company in excess of $75,000 or a term that, absent early termination by the Company, will continue for more than 12 months after the Closing Date

(provided that, purchase orders and work orders entered into in the Ordinary Course need not be listed on Schedule 3.16, but shall nevertheless constitute Material Contracts);
(e)any Contract with a Major Customer or Major Supplier (provided that, purchase orders and work orders entered into in the Ordinary Course need not be listed on Schedule 3.16, but shall nevertheless constitute Material Contracts);
(f)any Contract evidencing loans, promissory notes, letters of credit, performance or other types of bonds, or other evidences of indebtedness, including any Contracts evidencing or relating to Indebtedness, as a signatory, guarantor, or otherwise;
(g)any Contract with any director, officer, employee, agent, consultant, or other Person performing similar functions that (i) provides for future liability for payment of compensation (including bonuses) in excess of $75,000 (whether contingent or otherwise) or (ii) is an employment agreement that is not cancelable at-will;
(h)any Contract providing for the payment of severance or a retention payment or any agreement providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;
(i)any indemnification, “change in control”, restrictive covenant, proprietary information and inventions assignment, or other ancillary agreement or Contract with any directors, officers, employees, or independent contractors of the Company;
(j)any Labor Agreement;
(k)any Contract with any sales representative, dealer, distributor, franchisee or other third party performing similar functions for the Company;
(l)any Contract with any Regulatory Authority or between the Company as a subcontractor (at any tier) under a Contract with another Person and a Regulatory Authority;
(m)any Contract under which the Company has any continuing indemnification obligations to any Person for any environmental matters (except under Contracts executed by the Company in the Ordinary Course with customary limitations on such obligations);
(n)any joint venture, partnership, strategic alliance, or similar Contract;
(o)any power of attorney or proxy that remains in effect;
(p)any Contract guaranteeing the payment or performance of any Person, agreeing to indemnify any Person (except under Contracts executed by the Company in the Ordinary Course with customary limitations on such obligations), any surety Contract, and any Contract containing provisions whereby the Company agrees to be contingently or secondarily liable for the obligations of any Person;
(q)any Contract (i) prohibiting or restricting the Company, any of its Affiliates, or any of their respective employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting any of them from carrying on any business anywhere in the world, (ii) requiring employees to work from a certain location or requiring a minimum number of employees to be employed by the Company or any of its Affiliates, (iii) containing any “most favored nation,” “most favored customer” or similar provisions, or (iv) granting any type of exclusive rights to any Person;
(r)any Contract (i) relating to the licensing, acquisition, divestiture, or development of any Intellectual Property by or to the Company (other than (A) non-exclusive licenses granted to customers in the Ordinary Course, (B) licenses to the Company for generally available commercial, unmodified, “off the shelf” software for an aggregate fee of no more than $75,000 annually, or (C) agreements with employees and contractors on the Company’s standard forms under which Intellectual Property is assigned to the Company), or (ii) entered into to settle or resolve any Intellectual Property related dispute or claim with respect to the Company; or
(s)any Contract pursuant to which the Company acquired, by merging or consolidating with, or by purchasing any portion of the Equity Interests or any material portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof.

The Company has made available to Buyer correct and complete copies of all written Material Contracts and written summaries of all oral Material Contracts (in each case, including all amendments). No party to any Material Contract has given written, or to the Company's Knowledge, oral notice of termination or non-renewal of such Material Contract that remains pending, and to the Company’s Knowledge, no notice, termination, or non-renewal is impending or otherwise planned. No party to any Material Contract has waived any material purported rights, or exercised any purported force majeure or similar rights, under the Material Contract.

Section 3.17No Default. The Company is not in breach or default in any material respect under any Material Contract to which it is party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a breach or default in any material respect thereunder or cause the acceleration of any of the Company’s obligations thereunder or result in the creation of any Lien (other than Permitted Liens) on any of the assets of the Company. To the Company’s Knowledge, no third party is in breach or default in any material respect under any Contract to which the Company is party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a breach or default in any material respect thereunder or give rise to an automatic termination or right of discretionary termination thereof. Each Contract to which the Company is party or otherwise bound is in full force and effect and is a valid and binding agreement enforceable against the Company and, to the Company’s Knowledge, the other party or parties thereto in accordance with its terms.
Section 3.18Employees.
(a)General. Section 3.18(a)(1) of the Disclosure Schedule sets forth a correct and complete list of (i) all employees of the Company, (ii) each such employee’s title and location of employment, (iii) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work, or service in the Armed Forces of the United States or for any other reason), (iv) each such employee’s annual rate of compensation, including eligibility for bonuses and incentives, (v) each such employee’s exempt or non-exempt status under the Fair Labor Standards Act and analogous wage and hour Laws, and (vi) whether the employee requires a visa or other U.S. immigration work authorization (such as an H-1b) to be employed. Except as set forth on Schedule 3.18(a)(2), no employee of the Company with annualized compensation at or above $100,000 has provided written, or to the Company’s Knowledge, oral notice to the Company that he or she intends to terminate his or her employment prior to the one-year anniversary of the Closing.
(b)Union Matters. No employees of the Company are represented by any Union. Since the Lookback Date, no Union has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, since the Lookback Date, there have been no labor organizing activities with respect to any employees of the Company. There are no strikes, walkouts, work stoppages, slowdowns, lockouts, picketing, handbilling, material labor grievances, labor arbitrations, unfair labor practice charges, or other material labor disputes pending against, or affecting, the Company (and, to the Company’s Knowledge, no such disputes are threatened), and no such disputes have occurred within the past three (3) years. With respect to the transactions contemplated by this Agreement, the Company has satisfied in all material respects any notice, consultation, or bargaining obligations owed to its or its employees’ representatives under any applicative Law or any Labor Agreement or other Contract.
(c)Company Compliance. Except as set forth on Schedule 3.18(c), the Company is, and during the prior ten years has been, in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, privacy, collection, storage and disposal of employee information, and unemployment insurance. Except as would not result in material liability for the Company: (i) the Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Law, Contract, or company policy; and (ii) each Person who is providing or since the Lookback Date has provided services to the Company and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.
(d)Employee Compliance. To the Company’s Knowledge, no current or former employee or independent contractor of the Company is in any material respect in breach or default of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant, or other obligation (i) owed to the Company or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(e)Certain COVID-19 Matters. Except as set forth on Section 3.18(e) of the Disclosure Schedule, no employee layoff, facility closure, or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company has occurred since December 31, 2020 or is currently contemplated, planned, or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Regulatory Authority in connection with or in response to COVID-19. The Company has not furloughed, terminated, or reduced hours or wages, benefits, or compensation of any employees of the Company in connection with the COVID-19. The Company is and at all times has been in material compliance with all Laws enacted, and all Orders issued, in connection with the COVID-19. The Company has not otherwise experienced any material employment-related liability with respect to COVID-19.
(f)Other. There are no administrative charges or court complaints pending, or to the Company’s Knowledge, threatened against the Company concerning alleged employment discrimination or other employment-related matters pending or threatened before any Regulatory Authority. There are no unfair labor practice charges or complaints pending or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board or similar labor relations tribunal or authority. Since the Lookback Date, the Company has promptly, thoroughly, and impartially investigated all sexual harassment or other discrimination, retaliation, or policy violation allegations of which the Company has Knowledge. With respect to each such allegation with merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company has no Knowledge of any sexual or other harassment, or discrimination, being alleged with respect to conduct of any officer or director or executive-level employee of the Company occurring since the Lookback Date. The Company has no Knowledge of any material liabilities with respect to any such allegations and has no Knowledge of any allegations relating to officers, directors, employees, contractors, or agents of the Company that, if known to the public, would bring the Company into material disrepute. During the 90-day period preceding the date of this Agreement, the Company has not taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act (or similar activity under a similar state or local Law).
Section 3.19Employee Benefits.
(a)Disclosure. Section 3.19(a) of the Disclosure Schedule sets forth a correct and complete list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, equity-based, phantom equity, change in control, retention, severance, vacation, paid time off, welfare and fringe-benefit, and other agreement, plan, policy, or program providing for compensation, severance benefits, insurance coverage (including any self-insured arrangements), disability benefits, medical benefits, supplemental unemployment benefits, vacation benefits, personal time off days, retirement benefits (including all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”)) in effect and covering or otherwise applicable to one or more current or former employees, independent contractors, or consultants of, or other service providers to, the Company or the Business or the beneficiaries or dependents of any such Persons, in each case, (i) to which the Company or any of its ERISA Affiliates is a party, (ii) that is maintained, sponsored, contributed to or required to be maintained, sponsored or contributed to by the Company or any of its ERISA

Affiliates, or (iii) with respect to which the Company or any of its ERISA Affiliates has or may have any Liability (each, a “Benefit Plan”).
(b)Delivery of Documents. With respect to each Benefit Plan, to the extent applicable, the Company has provided to Buyer a correct and complete copy of (i) the plan document or other governing Contract and any amendments thereto or a description of any unwritten plan, (ii) the most recently distributed summary plan description as well as any summaries of material modifications, (iii) each trust or other funding Contract, custodial Contract, administrative Contract, investment policy, insurance policy, and other Contracts applicable to the Benefit Plan, (iv) the most recent determination or opinion letter received from the IRS for each Benefit Plan intended to be qualified under Code Section 401(k), and (v) the most recent Form 5500 Annual Report for each Benefit Plan.
(c)Multiemployer, Multiple Employer and Funded Plans. None of the Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiemployer Plan”), and neither the Company nor any of its ERISA Affiliates contributes or has an obligation to contribute to (or has ever contributed to or had an obligation to contribute to), or has any Liability with respect to, any Multiemployer Plan. None of the Benefit Plans is or ever has been a plan subject to Title IV of ERISA or Sections 412 or 430 of the Code, and neither the Company nor any Person who could be considered a single employer with the Company with respect to employees, independent contractors and consultants of the Business has any Liability, contingent or otherwise, with respect to a plan subject to Title IV of ERISA or Sections 412 or 430 of the Code. No Benefit Plan provides, and neither the Company nor any of its Affiliates has an obligation to provide, medical or dental benefits with respect to current or former employees, independent contractors and consultants of the Business beyond their termination of employment or termination of service, other than (A) coverage mandated by Sections 601 et seq. of ERISA and 4980B(f) of the Code or similar state Law, (B) conversion rights required by state insurance Law, or (C) extension of coverage to the end of the month in which termination occurs pursuant to the terms of the Benefit Plan. No Benefit Plan is or has been a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(d)Compliance. Except as set forth in Section 3.19(d) of the Disclosure Schedule: (i) each Benefit Plan is and has been maintained and administered in material compliance in form and operation with its own terms and applicable Law, and the Company and its ERISA Affiliates, to the extent due, have timely made all required contributions (including all employer contributions and employee salary reduction contributions), premiums and payments with respect thereto and, to the extent any such contributions, premiums or payments for any period ending on or before the Closing Date are not due, such contributions, premiums or payments have either been made or accrued on the Recent Balance Sheet; (ii) there is no Litigation pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the Company’s Knowledge, threatened with respect to any Benefit Plan or against the assets of any Benefit Plan; (iv) there has not been in the past six years any material dispute with or investigation by any Regulatory Authority with respect to any Benefit Plan that could be reasonably expected to result in a material liability to the Company; (iv) each Benefit Plan intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination letter (issued with respect to its most recently completed remedial amendment period) as to the tax-qualified status of the plan and trust as to form or is a prototype entitled to rely on an opinion letter, all discretionary or required amendments since the date of the most recent determination or opinion letter have been timely adopted, and nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of such Benefit Plan; (v) the Company has not and, to the Company’s Knowledge, no other Person has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, and, to the Company’s Knowledge, no fiduciary with respect to a Benefit Plan could reasonably be expected to have any material Liability for breach of fiduciary duty or other failure to act or comply in connection with the administration of any Benefit Plan or the investment of the assets of any Benefit Plan; (vi) the Company and the relevant plan administrator if applicable have at all relevant times properly classified each provider of services to the Business as an employee, temporary employee or independent contractor, as the case may be, for all purposes relating to each Benefit Plan and Law for which such classification could be relevant; and (vii) no act or omission has occurred and no condition exists with respect to any Benefit Plan that could reasonably be expected to subject the Company, a current or former employee of the Company or any other Person to any material fine, penalty, Tax or other Liability imposed under ERISA, the Code or other applicable Law, including Code Sections 409A, 4980B, 4980D, 4980H and 4999. Each Benefit Plan providing for nonqualified deferred compensation has been established and operated in a manner that meets, or is exempt from, the requirements of Section 409A of the Code, and all liabilities under each such Benefit Plan are included on the Recent Balance Sheet.
(e)Certain Payments. Except as set forth on Section 3.19(e) of the Disclosure Schedule, none of the execution and delivery of this Agreement, the approval of the transactions contemplated hereby or the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will trigger severance, increased or enhanced compensation or benefits, acceleration of payment or vesting of benefits, or the funding of any trusts, under any Benefit Plan or otherwise in respect of any current or former employees, independent contractors and consultants of the Business, or limit or restrict the right of Buyer or any Affiliate to merge, amend or terminate any of the Benefit Plans. No Benefit Plan provides any participant with any right to be grossed up, indemnified or otherwise reimbursed for any fine, penalty, Tax or other Liability related to any such Benefit Plan.
(f)No Other Binding Commitments. The Company has not announced any plan or legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plans.
Section 3.20Intellectual Property Rights.
(a)General. Section 3.20(a) of the Disclosure Schedule sets forth a correct and complete list of all registered Intellectual Property owned or exclusively licensed by the Company. All registrations and applications relating to such Intellectual Property have been properly made and filed, and all annuity, maintenance, renewal, and other fees relating to registrations or applications are current. All Intellectual Property that is owned or used by the Company is valid, enforceable, and in good standing, and to the Company’s Knowledge, there are no equitable defenses to enforcement based on any act or omission of the Company. No Person other than the Company has any right to use the Intellectual Property owned or exclusively licensed by the Company. The Company pays no royalties or other consideration for the right to use any Intellectual Property of others, other than licenses to the Company for generally available commercial, unmodified, “off the shelf” software. To the Company’s Knowledge, there is no infringement or misappropriation by others of Intellectual Property owned or used by the Company. The conduct of the business of the Company has not and does not infringe, misappropriate, or otherwise violate any Intellectual Property of others. There are no pending or, to the Company’s Knowledge, threated legal actions (i) alleging that the Company infringes, misappropriates, or otherwise violates the Intellectual Property of others or (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property owned by the Company.
(b)Protection. The Company has taken commercially reasonable security measures to protect the confidentiality and value of all trade secrets and other material confidential information included in the Intellectual Property of the Company. No present or former directors, managers, officers, employees, independent contractors or agents of the Company holds any right, title, or interest, directly or indirectly, in whole or in part, in or to any of the Intellectual Property owned or utilized by the Company. The Company has secured written assignment (via a present grant of assignment) or ownership by operation of Law with respect to all Intellectual Property discovered, created, or developed by directors, managers, officers, employees, independent contractors or agents, in each case, in the scope of their employment or engagement in connection with the Company.
(c)Cybersecurity. Except as set forth in Section 3.20(c) of the Disclosure Schedule, since the Lookback Date, there have been no (and the Company has not received any written notices of any or provided any notice to any Person in connection with any) (i) to the Company's Knowledge, material breaches of security (including theft, exfiltration, and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person), phishing incidents, ransomware or malware attacks, or other security incidents adversely affecting the IT Assets or with respect to the Company or any Personal Information, or (ii) failures, breakdowns, continued substandard performance, or other adverse events that have caused any material disruption of or interruption in or to the use of the IT Assets. The Company uses commercially reasonable efforts to maintain and protect the confidentiality, integrity, and security of the IT Assets and to prevent any unauthorized use, access, interruption, or modification of the IT Assets.
(d)IT Assets. The IT Assets, taken as a whole, are sufficient for the immediate and current needs of the Company and in sufficiently good working condition for the intended operation of the Company. The Company has sufficient seat licenses under the applicable Contract for the Company’s current use of any licensed software. The Company maintains commercially reasonable back-up, disaster recovery, and business continuity plans and procedures in connection with the IT Assets, and acts in compliance therewith in all material respects.
(e)Data Security Requirements. The Company complies, and during the prior ten years has complied, with all of the following to the extent relating to confidential or sensitive information or Personal Information (including the collection, processing, use, security, transfer, or disposition thereof), or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, in each case, in all material respects: (i) all applicable Laws; (ii) the Company’s own rules and privacy policies; (iii) the Payment Card Industry Data Security Standard (to the extent applicable); and (iv) applicable provisions of all Material Contracts to which the Company is party or otherwise bound (collectively, the “Data Security Requirements”).
Section 3.21Customers, Suppliers and Dealers.
(a)Major Customers. Section 3.21(a) of the Disclosure Schedule sets forth a correct and complete list of the ten largest customers of the Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year and whether such customer is an Affiliate or a third party (each, a “Major Customer”). Since January 1, 2021, (i) no Major Customer has canceled or terminated, in its entirety, or notified the Company in writing (or, to the Company’s Knowledge, orally) that it intends to materially change or modify its customer relationship with the Company in a way that would materially change the revenue associated with such Major Customer and (ii) the Company has had no material dispute with any Major Customer.
(b)Major Suppliers. Section 3.21(b) of the Disclosure Schedule sets forth a correct and complete list of the ten largest suppliers to the Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and whether such supplier is an Affiliate or third party (each, a “Major Supplier”). Since January 1, 2021, (i) no Major Supplier has canceled or otherwise terminated, in its entirety, or notified the Company in writing (or, to the Company’s Knowledge, orally) that it intends to materially change or modify its supply relationship with the Company and (ii) the Company has had no material dispute with any Major Supplier.
(c)Dealers. Except as set forth on Schedule 3.21(c), in the prior six years, the Company has not terminated any engagement or other relationship with any sales representative, dealer, distributor, or franchisee, or other third party performing similar functions for the Company.
Section 3.22Product Warranty and Product Liability. Section 3.22 of the Disclosure Schedule contains a correct and complete copy of the Company’s standard warranty or warranties for sales of Products/Services, and except as expressly set forth therein, there are no warranties (statutory or otherwise), deviations from standard warranties, or commitments or obligations with respect to the return, repair, replacement, or re-performance of Products/Services under which the Company could have any material Liability. Except as set forth in Section 3.22 of the Disclosure Schedule, there are no pending warranty claims involving the Company, and, since December 31, 2022, the Company has not made voluntary concessions or payments exceeding $10,000 not charged to warranty expense as an accommodation to customers that have claimed that a Product/Service is defective or nonconforming. All Products/Services have been manufactured, serviced, and/or sold in conformity in all material respects with all applicable contractual commitments, all express and implied warranties and other applicable Laws, and no material Liability, other than in the Ordinary Course (to the extent reflected in the determination of Net Working Capital (including applicable reserve reflected therein)), exists for replacement, re-performance, or other damages in connection with any Products/Services. The Company has no material Liability arising from or, to Company’s Knowledge, alleged to arise from, any actual or alleged injury to Persons, damage to property, or other loss as a result of the ownership, possession, or use of any

Products/Services. There are no material design defects with respect to any of the Products/Services. Since the Lookback Date, none of the Products/Services has been the subject of any replacement, field fix, retrofit, modification, or recall campaign, and to the Company’s Knowledge, no facts or conditions exist that could reasonably be expected to result in any such campaign.

Section 3.23Certain Relationships to the Company. Section 3.23 of the Disclosure Schedule sets forth a correct and complete list of (i) all material obligations of Insiders to the Company and (ii) all material obligations of the Company to Insiders. No Insider (A) to the Company’s Knowledge, has any direct or indirect ownership interest in any Person that competes with the Company or any consultant, creditor, debtor, referral source, payor, customer, distributor, supplier, or vendor of the Company, (B) has any ownership interest in any asset that is used by the Company, or (C) provides services or resources to the Company or is dependent on services or resources provided by the Company (other than in the capacity of a director, officer, employee, or similar service provider).
Section 3.24Sufficiency of Assets. Except for inventory items sold by the Company in the Ordinary Course and the additional items set forth in Section 3.24 of the Disclosure Schedule, (a) the Company has all assets, tangible and intangible and real and personal, that the Company used, held for use, or acquired for use in connection with its business during the six-month period immediately preceding the date of this Agreement, and (b) the assets of the Company will comprise all assets, tangible and intangible and real and personal, that the Company used, held for use, or acquired for use in connection with its business from the date of this Agreement until and through the Closing Date. The assets of the Company, tangible and intangible and real and personal, are sufficient in nature, quality, and quantity for the continued conduct of the business by the Company after the Closing in the same manner as conducted on the date of this Agreement and during the 12-month period immediately preceding the date of this Agreement.
Section 3.25Bank Accounts. Section 3.25 of the Disclosure Schedule sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial, or other account, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all Persons authorized to draw thereon, make withdrawals therefrom, or have access thereto.
Section 3.26No Brokers or Finders. Neither the Company nor any of its shareholders, directors, officers, employees, or agents has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.
Section 3.27No Other Representations and Warranties.
(a)General.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4, (a) PARENT AND SELLERS ACKNOWLEDGE THAT BUYER DOES NOT MAKE, AND HAS NOT MADE, ANY OTHER EXPRESS OR ANY IMPLIED REPRESENTATION OR WARRANTY TO BUYER AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (b) BUYER EXPRESSLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR

WARRANTY (INCLUDING WITH RESPECT TO MERCHANTABILITY OR RELATING TO TITLE; POSSESSION, OR QUIET ENJOYMENT; OR FITNESS FOR ANY PARTICULAR PURPOSE), EITHER WRITTEN OR ORAL, ON BEHALF OF BUYER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYER FURNISHED OR MADE AVAILABLE TO PARENT, SELLERS, AND THEIR REPRESENTATIVES OR AS TO THE FUTURE REVENUE, PROJECTION, PROFITABILITY, OR SUCCESS OF THE COMPANY OR THE BUSINESS, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.
(b)Diligence; Non-Reliance.  Sellers and Parent confirm that: (i) they have conducted such investigations of the Company and Buyer as they deem necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby; (ii) there may exist material information beyond their ability to discover of which the Company or Buyer is aware; and (iii) they are not relying upon the absence of such material information in determining to consummate the transactions contemplated hereby and they are nonetheless electing to proceed hereunder, provided that, for the avoidance of doubt, Sellers and Parent are relying on the correctness and completeness of the representations and warranties set forth in Article 4. Sellers and Parent further acknowledge and agree that (other than the representations and warranties set forth in Article 4), none of the Company, Buyer, any of their respective Representatives or any other Person acting on behalf of any of the foregoing has made or is making any representation or warranty with respect to any such investigations.
(c)Forward-Looking Statements. In connection with such investigation, Sellers, Parent and their respective Representatives may have received from or on behalf of the Company or Buyer certain good faith estimates, budgets, forecasts, plans and financial projections (“Company Forward-Looking Statements”), and Sellers and Parent hereby acknowledge and agree that there are uncertainties inherent in making Company Forward-Looking Statements, and that Sellers and Parent are familiar with such uncertainties and is taking full responsibility for making their own evaluation of the adequacy and accuracy of all Company Forward-Looking Statements so furnished to them and their Representatives (including the reasonableness of the assumptions underlying such Company Forward-Looking Statements where such assumptions are disclosed). Sellers and Parent further acknowledge and agree that (other than the representations and warranties set forth in Article 4), none of the Company, Buyer, any of their respective Representatives or any other Person acting on behalf of any of the foregoing has made or is making any representation or warranty with respect to any Company Forward-Looking Statements, and that Sellers and Parent are not relying on any Company Forward-Looking Statement in determining whether to consummate the transactions contemplated hereby.
Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Parent and Sellers to execute and deliver this Agreement, Buyer makes the following representations and warranties to Parent and Sellers, each of which is true and correct on the date of this Agreement, shall remain true and correct through and including the Closing Date with reference to the facts and circumstances then existing (it being understood that, for representations and warranties that speak as of a specific date or time, such representations and warranties will remain true and correct only as of such date or time) and shall survive the consummation of the transactions subject to Section 8.3(a).

Section 4.1Due Organization and Power. Buyer is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Buyer has all requisite corporate power and authority to own, operate, and lease its assets, to carry on its business as and where such is currently conducted, to execute and deliver this Agreement and the Ancillary Documents to be executed and delivered by Buyer, and to carry out the transactions contemplated hereby and thereby.
Section 4.2Authority. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to be executed and delivered by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the Ancillary Documents to be executed and delivered by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby. Assuming due authorization, execution and delivery by Parent and Sellers, this Agreement constitutes, and when executed and delivered, the Ancillary Documents to be executed and delivered by Buyer will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, subject to the Enforceability Exception.
Section 4.3No Violation. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (a)conflict with or result in a violation or breach of, or default under, any provision of charter documents of Buyer or Article 5conflict with or result in a violation or breach of any provision of any Law applicable to Buyer. No consent, approval, License, Order, declaration or filing with, or notice to, any Regulatory Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.1No Brokers or Finders. Neither Buyer nor any of its equityholders, directors (or managers), officers, employees, or agents has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.
Section 5.2Financial Ability. Buyer has funds sufficient to (a) make the payments required by Section 2.3 and (b) pay any and all fees and expenses of third party advisors required to be paid by Buyer due and payable on the Closing Date in connection with the transactions contemplated by this Agreement.
Section 5.3Acquisition of Units for Investment. Buyer is acquiring the Units for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing such Units.  Buyer understands and agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
Section 5.4No Other Representations and Warranties.

(a)General. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 (i) BUYER ACKNOWLEDGES THAT NEITHER PARENT NOR ANY SELLER MAKES OR HAS MADE ANY OTHER EXPRESS OR ANY IMPLIED REPRESENTATION OR WARRANTY TO BUYER AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING PARENT, ANY SELLER, OR THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (ii) PARENT, SELLERS AND THE COMPANY EXPRESSLY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY (INCLUDING WITH RESPECT TO MERCHANTABILITY OR RELATING TO TITLE; POSSESSION, OR QUIET ENJOYMENT; OR FITNESS FOR ANY PARTICULAR PURPOSE), EITHER WRITTEN OR ORAL, ON BEHALF OF PARENT, SELLERS AND THE COMPANY, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING PARENT, SELLERS, THE COMPANY FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS, OR MATERIALS MADE AVAILABLE TO BUYER IN ANY ELECTRONIC DATA ROOM OR WEBSITE, MANAGEMENT PRESENTATIONS, OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT) OR AS TO THE FUTURE REVENUE, PROJECTION, PROFITABILITY, OR SUCCESS OF THE COMPANY OR THE BUSINESS, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW. IN ADDITION, BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.12, NEITHER PARENT NOR ANY SELLER MAKES OR HAS MADE ANY OTHER EXPRESS OR ANY IMPLIED REPRESENTATION OR WARRANTY TO BUYER AS TO per- and polyfluoroalkyl substances, perfluorooctanoic acid, and perfluorooctane sulfonate on, under, or emanating from the Real Property.
(b)Diligence; Non-Reliance.  Buyer confirms that: (i) Buyer has conducted such investigations of the Company as Buyer deems necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby; (ii) there may exist material information beyond its ability to discover of which Parent and Sellers are aware; and (iii) Buyer is not relying upon the absence of such material information in determining to consummate the transactions contemplated hereby and Buyer is nonetheless electing to proceed hereunder, provided that, for the avoidance of doubt, Buyer is relying on the correctness and completeness of the representations and warranties set forth in Article 3 and the content of the Disclosure Schedule. Buyer further acknowledges and agrees that (other than the representations and warranties set forth in Article 3), none of Parent, the Company, Sellers, any of their respective Representatives or any other Person acting on behalf of any of the foregoing has made or is making any representation or warranty with respect to any such investigations.
(c)Forward-Looking Statements. In connection with such investigation, Buyer and its Representatives may have received from or on behalf of the Company certain good faith estimates, budgets, forecasts, plans and financial projections (“Seller Forward-Looking Statements”), and Buyer hereby acknowledges and agrees that there are uncertainties inherent in making Seller Forward-Looking Statements, and that Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Seller Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying such Seller Forward-Looking Statements where such assumptions are disclosed). Buyer further acknowledges and agrees that (other than the representations and warranties set forth in Article 3), none of Parent, the Company, Sellers, any of their respective Representatives or any other Person acting on behalf of any of the foregoing has made or is making any representation or warranty with respect to any Seller Forward-Looking Statements, and that Buyer is not relying on any Seller Forward-Looking Statement in determining whether to consummate the transactions contemplated hereby.
Article 6
COVENANTS PRIOR TO THE CLOSING
Section 6.1Conduct of Business Pending the Closing.
(a)Ordinary Course. During the period commencing on the date of this Agreement and continuing until the Closing, except as specifically contemplated by this Agreement, Parent and Sellers shall cause the Company to (i) conduct its business only in the Ordinary Course in all material respects, (ii) use commercially reasonable efforts to keep its business organization and assets intact, to keep available the services of its present officers and key employees, and to preserve the existing relations and goodwill of those having business relationships with it, (iii) use commercially reasonable efforts to cause each insurance policy or arrangement naming or providing for the Company as a beneficiary or a loss payable payee, including directors’ and officers’ insurance and key person insurance, not to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the Ordinary Course and concurrently replaced with a policy or arrangement underwritten by a nationally recognized insurance company with substantially similar coverage and having substantially similar deductibles and premiums) or materially impaired, and (iv) use, maintain, and repair all of its assets in the Ordinary Course.
(b)Restricted Actions. Except for the actions described on Exhibit B, during the period commencing on the date of this Agreement and continuing until the Closing, except as specifically contemplated by this Agreement, Parent and Sellers shall cause the Company to refrain from taking any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)make any change or amendment to its charter documents, including the LLC Agreement;
(ii)declare, set aside, or pay any dividend, distribution, or similar payment with respect to any Equity Interests, except as contemplated by Section 5.10;
(iii)purchase or redeem any of its outstanding Equity Interests or any rights, warrants, or options to acquire any Equity Interests, adjust, split, combine, or reclassify any of its Equity Interests, or make any other changes in its capital structure;

(iv)(A) issue, sell, pledge, or encumber any Equity Interests or (B) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any Equity Interests or Voting Debt;
(v)permit any increase to, acceleration of the payment of, or funding of benefits or compensation available or provided under any Benefit Plan or other compensation payable or to become payable to any current or former employee, officer, director, or individual service provider of the Company (other than cost of living increases and promotional or position change increases occurring in the Ordinary Course);
(vi)(A) adopt, establish, terminate, enter into, commence participation in, amend, or modify any Benefit Plan, (B) transfer of the sponsorship of, or any assets or liabilities maintained under or pursuant to, any Benefit Plan to or from the Company, or (C) hire any employee at an annual compensation level (including salary and bonus) expected to be more than $75,000;
(vii)recognize or certify any labor union, works council, or other labor organization or group of employees as the bargaining representative of any employee of the Company;
(viii)(A) incur, increase, or guarantee any Indebtedness (other than draws on established lines of credit existing as of the date of this Agreement), (B) make any loans, advances, or capital contributions to, or investments in, any Person, or (C) enter into any agreements relating to or evidencing Indebtedness;
(ix)acquire (A) by merging or consolidating with, or by purchasing any portion of the Equity Interests or any material portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association, or other business organization or division thereof or (B) any assets, except for purchases of inventory items or supplies in the Ordinary Course;
(x)lease, mortgage, or otherwise encumber, or sell, transfer, or otherwise dispose of, any assets, except for the sale of inventory in the Ordinary Course;
(xi)(A) make, rescind, or change any Tax election or method of Tax accounting that are inconsistent with the past practices of the Company, (B) settle any dispute with respect to Taxes of the Company, (C) amend any Tax Return previously filed by the Company, (D) enter into any Tax closing agreement or similar Contract, (E) surrender any right to claim a refund of Taxes, or (F) waive or extend the limitations period applicable to any Tax claim or assessment;
(xii)(A) pay, discharge, waive, or satisfy any Liabilities except in the Ordinary Course or in accordance with their terms or (B) settle or compromise any Litigation or waive or release any material rights of the Company;

(xiii)make or commit to make any capital expenditures in excess of $25,000 other than as reflected in the capital expenditure budget of the Company, a correct and complete copy of which has been made available to Buyer prior to the date of this Agreement;
(xiv)(A) enter into, terminate, or make any amendment to, any Material Contract (or any Contracts that would be a Material Contract if in existence on the date of this Agreement), other than renewals of Contracts in the Ordinary Course without changes in terms that are materially adverse to the Company, or (B) execute, terminate, or make any amendment to any Related Party Contract;
(xv)implement or adopt any change in accounting principles, practices, or methods, except to the extent required by GAAP;
(xvi)adopt a plan of liquidation or resolution providing for the liquidation or dissolution;
(xvii)take any action or omit to take any action that is reasonably expected to cause any of the representations and warranties of Parent or any Seller contained in or made pursuant to this Agreement to become untrue in any material respect; or
(xviii)authorize or enter into any Contract to do any of the foregoing.

Section 6.2Access and Information.
(a)General. Upon reasonable notice, Parent and Sellers shall cause the Company to afford to Buyer and its and its directors, managers, officers, employees, consultants, representatives, and other agents, including attorneys, accountants, and other advisors (collectively, “Representatives”), reasonable access, during normal business hours prior to the Closing, to the officers, employees, properties, books, and records of the Company so that they may have the opportunity to make such investigations of the business and affairs of the Company as they reasonably desire. Parent and Sellers shall cause the Company to cause its officers and employees, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information, and respond to such inquiries, as Buyer reasonably requests from time to time. With respect to reasonable access to the employees of the Company, Buyer shall coordinate its requests through David Klumpyan.
(b)Operational Updates. Prior to the Closing, Parent and Sellers shall cause the Company to confer on a regular and frequent (but no more than once per week absent any act or omission occurring outside the Ordinary Course) basis with one or more Representatives of Buyer to report operational matters of materiality and the general status of ongoing operations of the Company. Prior to the Closing, Parent and Sellers shall cause the Company to take such action as Buyer reasonably requests, provided that such actions do not interfere with the regular operations of the Company, to plan to implement Buyer’s plans for conducting the operations of the Company after the Closing.
(c)Exceptions. Notwithstanding the foregoing, Parent and Sellers shall not be required to cause the Company to provide access to or to disclose (i) information that, if provided, would materially adversely affect the ability of the Company to assert attorney-client or attorney work product privilege or a similar privilege or (ii) that, in the reasonable opinion of the Company’s legal counsel, if disclosed would result in a violation of any applicable Law or Order. Parent and Sellers shall cause the Company to its commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
Section 6.3Reasonable Best Efforts. Prior to the Closing, each Party shall cooperate with and assist the other Parties, and shall use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably proper or advisable to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Person, including any Regulatory Authority, that are necessary, proper, or advisable to consummate the transactions contemplated by this Agreement.
Section 6.4Acquisition Proposals. Prior to the Closing, each of Parent and Sellers agrees that it shall not, and Parent and Sellers shall cause the Company, its and their Affiliates, and the Representatives of all of the foregoing not to, directly or indirectly, (a) encourage, solicit, initiate, make, or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (b)

participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Buyer and its Representatives) in connection with any Acquisition Proposal, (c) release or permit the release of any Person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality or similar agreement to which the Company is a party or under which the Company has any rights with respect to the divestiture of the securities or any material portion of the assets of the Company (except for any such agreement with Buyer or any of its Affiliates), or (d) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement, or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring such Party to abandon, terminate, or fail to consummate any of the transactions contemplated by this Agreement.

Section 6.5Notification of Certain Matters. Prior to the Closing, each Party shall use its reasonable best efforts to provide the other Parties with prompt written notice of (a) any event the occurrence or non-occurrence of which such Party is aware and that would be reasonably likely to (i) cause any representation or warranty made by such Party in this Agreement to be untrue or inaccurate in any material respect, (ii) cause any covenant made by such Party in this Agreement not to be complied with or satisfied in any material respect, or (iii) result in any condition set forth in Article 7 to be unsatisfied at any time from the date of this Agreement to the Closing or (b) any communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available under this Agreement to the Party receiving such notice.
Section 6.6Reports; Taxes. Prior to the Closing, Parent and Sellers shall cause the Company to timely file all reports or returns that the Company is required to file with federal, state, local, and foreign Regulatory Authorities before the Closing (taking into account all allowed extensions to file Tax Returns) and to be timely paid all Taxes of the Company on or before the date on which such Taxes become due and payable (other than any Taxes being contested in good faith by appropriate proceedings).
Section 6.7Reorganization; Joinder.
(a)Prior to the Closing, the Company and Sellers shall consummate, or cause to be consummated, the Reorganization. The Reorganization shall be consummated in a manner reasonably satisfactory to Buyer. At least three days prior to the consummation of the Reorganization and the execution of any of the Reorganization Documents, Sellers shall provide Buyer with the opportunity to review, comment on, and consent to (which consent shall not be unreasonably withheld, conditioned, or delayed) any of the Reorganization Documents.
(b)Immediately following the consummation of the Reorganization, Sellers shall cause Parent to become a party to this Agreement as “Parent” hereunder pursuant to a joinder in form and substance reasonably acceptable to Buyer (the “Joinder”). For the avoidance of doubt, none of the agreements or obligations of “Parent” under this Agreement shall become effective until the Joinder becomes effective.
Section 6.8Certain Benefit Plan Matters. Prior to the Closing Date, Sellers and Parent shall cause the Company to (a) complete the 2023 company match no later than the day immediately preceding the Closing Date, (b) terminate the Mid-States Aluminum Corp. 401(k) Profit

Sharing Plan and Trust (the “Company 401(k) Plan”) effective no later than the day immediately preceding the Closing Date, (c) adopt any and all amendments to the Company 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements), and (d) take such other actions in connection with the termination of any the Company 401(k) Plan as Buyer may reasonably request. Prior to the Closing Date, Sellers and Parent shall cause the Company to provide the Buyer with evidence reasonably satisfactory to the Company that (i) the Company 401(k) Plan has been terminated effective no later than the day before the Closing Date, (ii) the Company 401(k) Plan has been amended as described above, if applicable, and (iii) all other actions requested by Buyer have been completed (it being understood the form and substance of the evidence referred to herein will be subject to the prior review and approval of Buyer.

Section 6.9Certain Contract Matters. Prior to the Closing Date, Sellers and Parent shall have caused the Material Contracts listed as Items 1-6 of Section 3.5(c) of the Disclosure Schedule to be terminated effective prior to the Closing Date and (other than as described in Section 3.5(c) of the Disclosure Schedule) without any further Liability to the Company.
Section 6.10Distributions. Prior to the Closing Date, Sellers and Parent shall cause the Company to distribute amounts that would otherwise constitute Cash to Parent as its sole member, provided that Sellers and Parent shall use their reasonable best efforts to ensure that the Company maintains $500,000 of Cash as of the Closing.
Article 7
CERTAIN additional covenants
Section 7.1Certain Employee Matters.
(a)Continuation of Employee Benefits. From the Closing Date through December 31, 2023, Buyer shall, or shall cause the Company to, provide the Current Employees with base salary or wage levels and benefit plans, programs, and arrangements that are substantially similar, in the aggregate, to those that the Company provides for the benefit of the Current Employees as of the Closing.
(b)Service Credit. From and after the Closing, Buyer shall, or shall cause the Company to, (i) recognize all service credited under a Benefit Plan through the Closing for purposes of eligibility, vesting, and entitlement to benefits under any similar benefit plan, program or arrangement provided for the benefit of the Current Employees after the Closing (excluding, for the avoidance of doubt, the Mayville Engineering Corporation Employee Stock Ownership Plan), (ii) use commercially reasonable efforts to cause all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements and other conditions under any group health and welfare plans to be waived with respect to Current Employees and their respective eligible dependents to the extent they would not apply under the comparable Benefit Plan, and (iii) provide Current Employees and their respective eligible dependents with credit for any co-payments, deductibles and offsets (or similar payments) made during the plan year in which the Closing occurs for the purpose of satisfying any applicable deductible, out-of-pocket, or similar requirements under any benefit plan, program, or arrangement provided for the benefit of the Current Employees and their respective eligible dependents on and after the Closing with respect to the same plan year.

(c)Other. Nothing in this Section 6.1, whether express or implied, will (i) create any third-party beneficiary or other rights in any Current Employees or any beneficiary or dependent thereof, any other participant in any Benefit Plan or other employee benefit plan, or any other Person, (ii) create any rights to continued employment or limit the right of Buyer, the Company, or any of their respective Affiliates to terminate the employment of any Person at any time and for any reason, with or without notice, (iii) constitute or be deemed to constitute an amendment to, or the adoption of, any Benefit Plan or other plan, program, agreement, policy, Contract, or arrangement, (iv) limit the right of Buyer, the Company, or any of their respective Affiliates to adopt, enter into, amend, or terminate any Benefit Plan or other plan, program, agreement, policy, Contract, or arrangement at any time or for any reason, with or without notice, or (v) prevent Buyer, the Company, or any of their respective Affiliates from responding to business conditions with headcount or compensation increases or reductions as such business conditions warrant.
Section 7.2Post-Closing Access to Information; Cooperation.
(a)Access to Information. After the Closing, each Party shall afford the other Parties and their respective Representatives, during normal business hours, reasonable access to the books, records, and other information in such Party’s possession or control relating to the assets, Liabilities, or operations of the Company with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for a proper business purpose relating to the Company.
(b)Cooperation. Each Party shall reasonably cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns pursuant to Section 6.3 and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to the Company’s business, Liabilities, or assets. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records, and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all reasonable out-of-pocket costs directly relating to such cooperation (unless the contesting or defending party is entitled to indemnification therefor under Article 8).
(c)Adversarial Proceedings. Notwithstanding the provisions of this Section 6.2, although the existence of a Dispute shall not abrogate or suspend the provisions of this Section 6.2, as to such records or other information directly pertinent to such Dispute, the Parties may not utilize this Section 6.2 but rather, absent agreement, must utilize the rules of discovery.

Section 7.3Tax Matters.
(a)Purchase Price Allocation. The Parties shall allocate the Cash Purchase Price (together with any liabilities assumed (or deemed assumed) and other items required to be included in purchase price for federal income tax purposes) (the “Tax Purchase Price”) among the assets of the Company deemed purchased as described in Section 6.3(g) using the methodology set forth in Exhibit C (the “Allocation Methodology”). The Parties shall report, act, and file Tax Returns in all respects and for all purposes consistent with the Allocation Methodology. Each Party shall reasonably cooperate with any other Party’s reasonable requests in connection with the preparation and filing of any Tax Returns (or portions thereof) regarding the allocation of the Tax Purchase Price among the assets of the Company.  All payments pursuant to Section 2.3(f) or Article 8 shall be treated as adjustments to the Tax Purchase Price, unless otherwise required by applicable Law.  None of the Parties shall take any Tax position that is inconsistent with this Section 6.3(a) unless otherwise required by applicable Law.
(b)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred, imposed, assessed, or payable in connection with this Agreement shall be borne and paid 50% by Parent and Sellers, and 50% by the Buyer when due; except that any portion of any Taxes imposed on the Reorganization or by the transfer of any retained assets by the Sellers shall be borne and paid one hundred percent (100%) by the Sellers when due. The Party obligated to file such related Tax Returns shall timely file any Tax Return or other document with respect to such Taxes or fees (and the other Parties shall cooperate with respect thereto as necessary).
(c)Tax Return Preparation.
(i)Company Income Tax Returns. Parent shall prepare and file, or cause to be prepared and filed: (a) all income, franchise and similar Tax Returns of Parent for all periods starting on or before the Closing Date (each such return described in this subpart (a), a “Parent Return”); and (b) with respect to the Company, all income, franchise and similar Tax Returns that include items of income, gain, loss, deduction, or credit of the Company for all periods ending on or before the Closing Date (each such return described in this subpart (b), a “Seller Prepared Return”). All such Seller Prepared Returns shall be prepared in a manner consistent with past practices of the Company, except as otherwise required by this Agreement or applicable Law (applying a more-likely-than-not standard). The Company shall not make a SALT Election for a taxable period that included a Pre-Closing Tax Period unless the Taxes resulting from such SALT Election: (i) are included in the final determination of the Final Adjustment Amount; or (ii) are allocated solely to the Parent and paid (or reimbursed) by the Parent on or before the applicable due date for such Taxes.
(ii)Pre-Closing Tax Returns. The Company shall prepare and file, or to cause to be prepared and filed, all Tax Returns for the Company (other than Parent Returns and Seller Prepared Returns) for all Tax periods ending on or prior to the Closing Date that are required to be filed after the Closing Date (“Buyer Prepared Returns”). All such Tax Returns shall be prepared in a manner consistent with past practices of the Company, except as otherwise required by this Agreement or Law (applying a more-likely-than-not standard).
(iii)Straddle Period Tax Returns. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company for all Straddle Periods (each a “Straddle Return”). All such Tax Returns shall be prepared in a manner consistent with past practices of the Company, except as otherwise required by this Agreement or Law (applying a more-likely-than-not standard).
(iv)Preparation of Income Tax Returns. As between Buyer and Parent, the party responsible for preparing an Income Tax Return of the Company, but not any Parent Return, pursuant to this Section 6.3(c) shall provide the other party with completed drafts of any Straddle Return, Buyer Prepared Return or Seller Prepared Return relating to Income Taxes for the other party’s review and comment at least thirty (30) days prior to the date by which such Tax Returns must be filed and shall incorporate any reasonable comments of the reviewing party thereto to the extent consistent with this Agreement. The reviewing party shall promptly provide the preparing party with comments, if any, on the completed drafts of such Company Tax Returns within fifteen (15) days after receipt of the same. If the reviewing party fails to timely provide comments within the period specified above, then the completed drafts shall be deemed approved. Parent and Buyer shall in good faith seek to resolve any disputes, but if they are unable to reach an agreement with regard to any disputed items on a Tax Return described in this Section 6.3(c), the disputed items shall be resolved by the CPA Firm in accordance with Section 2.4(e). If the CPA Firm is unable to resolve any disputed items before the due date (including applicable extensions) for filing such Tax Return, the Tax Return shall be filed as prepared (or caused to be prepared) by Seller or Buyer, as the case may be, and then amended to reflect the CPA Firm’s resolution.
(v)Payment of Taxes. Parent and the Sellers shall pay (or reimburse Buyer and/or the Company) for all Taxes of the Company shown due and payable on the Tax Returns filed under this Section 6.3(c) (excluding the Buyer portion of any Straddle Period Tax Return) within five Business Days after delivery of written notice of the amount of such Taxes by Buyer or the Company to Parent, excluding the amount of any such Taxes included as a Purchase Price reduction in the calculation of the Final Adjustment Amount, Transaction Expense Amount, or Funded Indebtedness Amount.  With five Business Days after filing any Tax Return filed under this Section 6.3(c), Buyer shall pay to Parent an amount equal to the excess, if any, of (a) the Taxes applicable to such Tax Return to the extent that such Taxes were included as a Purchase Price reduction in the calculation of the Final Adjustment Amount, Transaction Expense Amount, or Funded Indebtedness Amount and (b) the actual Taxes shown due and payable on such Tax Return.
(d)Straddle Periods. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods for purposes of this Agreement shall be: (i) in the case of Taxes (A) based upon or related to income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (ii) in the case of other

Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(e)Tax Proceedings. If an audit, investigation, or similar proceeding with respect to any Tax matter shall be commenced, or a claim shall be made by any Tax authority, with respect to the Taxes or Tax Returns of the Company for any Pre-Closing Tax Period, then Buyer shall, or shall cause the Company to, promptly notify Parent in writing of such audit, investigation or similar proceeding or claim (“Tax Proceeding”); provided, however, that the failure of Buyer to give notice to Parent shall not affect the indemnification obligations of Parent and the Sellers hereunder, except to the extent Parent or the Sellers are actually and materially prejudiced thereby. Parent shall have the primary right to control any contest of any Tax Proceeding (other than a Tax Proceeding involving a Straddle Period); provided, however, that Buyer (or its advisors) may fully participate in the Tax Proceeding, Parent shall keep Buyer reasonably informed of any such Tax Proceeding and Parent shall not settle or resolve any such Tax Proceeding without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned, or delayed. In the event Parent does not pursue to resolution of such Tax Proceedings in an active manner, Buyer shall have the right, but not the obligation, to control the contest or resolution of any such Tax Proceeding that Seller does not elect (or does not have the right) to control under this Section 6.3(e); provided, however, that Parent (or its advisors) may fully participate at Parent’s sole expense in such Tax Proceeding, Buyer shall keep Parent reasonably informed of any such Tax Proceeding, and Buyer shall not enter into any settlement or resolution of any such Tax Proceeding that creates or increases Parent’s liability under this Agreement without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. To the extent there is any inconsistency between this Section 6.3(e) and Section 8.4, this Section 6.3(e) shall control.
(f)Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, none of the Company, Parent, any Seller, or any of their respective Affiliates shall have any further rights or Liabilities thereunder.
(g)Tax Treatment. For all federal, state and local income Tax purposes, the transactions contemplated by this Agreement shall be reported in a manner that is consistent with the treatment described in this Section 6.3(g) (“Intended Tax Treatment”). Buyer, Parent, and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Intended Tax Treatment, except as otherwise required by Law or a “determination,” within the meaning of Section 1313(a)(1) of the Code or any similar provision of any state, local or foreign Law. The Intended Tax Treatment is as follows:
(i)The Reorganization will be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and Rev. Rul. 2008-18, 2008-1 CB 674, Situation 1, and Parent will be treated as the continuation of the Company and succeeding to the Company’s election pursuant to Section 1362 of the Code to be treated as an “S corporation” within the meaning of Section 1361 of the Code; and
(ii)Parent shall be treated as selling 100% of the assets of the Company to Buyer.

(h)Cooperation. Parent, the Sellers, and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other (at the requesting party’s cost and expense, to the extent of reasonable out-of-pocket costs and expenses) in filing any Tax Return pursuant to this Section 6.3 or in connection with any proceeding in respect of Taxes related to the Company, including providing copies of relevant Tax Returns and accompanying documents. Parent, the Sellers, and Buyer shall retain all Tax Returns and other documents in their respective possessions relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate (assuming, solely for the purposes of this Section 6.3, that the applicable Tax Returns have been timely filed).
Section 7.4Certain Tax Matters.
(a)Without the consent of the Seller Representative (not to be unreasonably withheld, conditioned, or delayed), Buyer will not, and will cause the Company not to, (i) amend or cause the amendment of a Tax Return of any of the Company with respect to any Pre-Closing Tax Period, except as required by appliable Law, (ii) extend or waive the applicable statute of limitations with respect to a Tax of the Company for a Pre-Closing Tax Period (other than automatic extensions obtained in the ordinary course of business), (iii) file any ruling request with any Regulatory Authority that relates to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, or (iv) initiate or participate in any voluntary disclosure program with any Regulatory Authority regarding any Tax (or potential Taxes) or Tax Returns of the Company for a Pre-Closing Tax Period.
(b)For purposes of preparing and filing Tax Returns, the Parties agree that any deductions attributable to (x) items included in the Transaction Expenses Amount and compensation paid by Parent or the Company on or before the Closing Date and (y) any unpaid items included in the Transaction Expenses Amount accrued as of the Closing Date and including in the Closing Statement (or otherwise paid or reimbursed by Parent after the Closing) shall be deducted on the income Tax Returns of Parent or the Company, as applicable, for a Pre-Closing Tax Period, to the extent allowed by applicable Law applying a more-likely-than-not standard.
(c)Disputes. Buyer and the Sellers shall attempt in good faith to resolve any disputes between Buyer and the Sellers arising pursuant to this Article VI relating to Taxes (a “Tax Dispute”). If Buyer and the Sellers are unable to resolve any Tax Disputes within thirty (30) days, then the amount of any underlying Taxes or the applicable reporting position shall be resolved by the CPA Firm in accordance with the procedures set forth in Section 2.4(e), applied mutatis mutandis.
(d)Refunds. To the extent any refunds of Taxes for, or any credit or similar benefit arising out of or with respect to, any Pre-Closing Tax Period (including any interest actually received or credited with respect thereto, and including any overpayment of income Taxes credited to estimated income Taxes) to the extent such Taxes were paid by the Company on or prior to Closing or considered as a liability in calculating Net Working Capital as reflected on the Final Closing Statement, or actually paid by Sellers pursuant to Section 6.3(c)(v)) are the property of Parent, if such refunds are actually received (in cash or by application of a credit against cash Taxes otherwise payable) by Buyer, the Buyer shall cause the Company to pay or cause to be paid the amount received, net of any Taxes or reasonable out-of-pocket costs of the Company incurred in connection with obtaining such refund, to an account designated by the Seller Representative. All payments required to be made pursuant to this Section 6.4(d) will be made within ten (10) days after receipt of the Tax refund or credit against Taxes from the applicable Regulatory Authority by Buyer or any of its Affiliates (including the Company following the Closing). If any amounts paid to the Seller Representative under this Section 6.4(d) are subsequently reduced or determined to be owed back to a Tax authority as a result of any audit, examination or otherwise, then the Parent and Sellers shall promptly repay such amounts, together with any interest or penalties imposed thereon, to the Buyer (or any designee thereof).
Section 7.5Certain Environmental Matters.
(a)Air Permit Matters.
(i)Air Permit Investigation. After the Closing, using Janard, Inc. (the “AP Consultant”), Buyer shall conduct appropriate inspections and analysis to review the Company’s compliance prior to Closing with air permitting statutes and regulations (the “Air Permit Investigation”). Buyer shall (1) consult with Parent with respect to the Air Permit Investigation, (2) allow Parent (and its agents and representatives) to participate in discussions with the AP Consultant, (3) provide Parent a reasonable opportunity to review and comment on the results of the Air Permit Investigation, and (4) reasonably consider any feedback from Parent regarding the Air Permit Investigation.
(ii)Air Permit Filings. Based on the results of the Air Permit Investigation, Buyer shall cause the AP Consultant to prepare any documentation or filings necessary to remedy any instances of noncompliance discovered by the Air Permit Investigation for the period prior to Closing (but specifically not any documentation or filings that relate to an expansion of or change in the Company’s operations after Closing) (the “Air Permit Filings”). Buyer shall (1) consult with Parent with respect to the Air Permit Filings, (2) allow Parent (and its agents and representatives) to participate in discussions with the AP Consultant regarding the Air Permit Filings, (3) provide Parent a reasonable opportunity to review and comment on drafts of any Air Permit Filings, (4) reasonably consider any feedback from Parent regarding drafts of any Air Permit Filings, and (5) use reasonable efforts to incorporate into the Air Permit Filings any reasonable feedback received by Parent with respect thereto. Notwithstanding the foregoing, Buyer shall make the final determination as to the content and wording of the Air Permit Filings.
(iii)Filings. Once finalized pursuant to Section 6.5(a)(ii), Buyer shall cause the Company to take reasonable actions necessary to submit or file the Air Permit Filings with the proper Regulatory Authority (the “Buyer Air Permit Actions”). Buyer shall consult with Parent with respect to the Buyer Air Permit Actions.
(iv)Air Permit Costs. Sellers shall pay 100% of all reasonable out-of-pocket costs arising out of the Air Permit Investigation, Air Permit Filings, and the Buyer Air Permit Actions (including reasonable environmental consulting fees, attorneys’ fees, filing fees, and other Losses (including through the Indemnity Escrow

Account)) (the “Air Permit Costs”), provided that, if Buyer uses any consultant other than Janard, Inc. (other than due to Janard, Inc.'s gross negligence or willful misconduct) to complete the Air Permit Investigation and the Air Permit Filings, Sellers and Buyer shall share equally in any Air Permit Costs incurred in connection with the work of the other consultant.
(b)Other Environmental Matters.
(i)Prior to the Closing, Parent shall conduct appropriate inspections and analysis to review the Company’s compliance with (1) the Company’s filings under the Toxic Release Inventory and Tier II provisions of the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., and (ii) Spill Prevention, Control, and Countermeasure Plan requirements (collectively, the "Other Environmental Investigation"), at its sole cost and expense. If practical to complete prior to the Closing, then, based on the results of the Other Environmental Investigation, Parent shall cause the AP Consultant to prepare any documentation necessary to remedy any instances of noncompliance discovered by the Other Environmental Investigation prior to Closing (the "Other Environmental Actions"), at its sole cost and expense.
(ii)If Parent does not complete the Other Environmental Investigations or Other Environmental Actions prior to the Closing to Buyer’s reasonable satisfaction, then Buyer shall, using the AP Consultant, cause the Company to complete such actions after the Closing, and all Losses incurred by Buyer or the Company shall be reimbursed to the applicable Buyer Indemnified Parties by Parent and Sellers (including (without limitation) through the Indemnity Escrow Account) with no requirement for any deductible or other contribution from Buyer, provided that, if Buyer uses any consultant other than Janard, Inc. (other than due to Janard, Inc.'s gross negligence or willful misconduct) to complete the Other Environmental Investigations or Other Environmental Actions, Sellers and Buyer shall share equally in any such Losses incurred in connection with the work of the other consultant.
(iii)In each of the cases described in Section 6.5(b)(i) and Section 6.5(b)(ii), the Party undertaking work to complete the Other Environmental Investigations and Other Environmental Actions shall (1) consult with the other Party with respect to the same, (2) allow the other Party (and its agents and representatives) to participate in discussions with the acting Party’s consultant regarding the same, and (3) reasonably consider and incorporate any feedback from the other Party regarding the same.
(c)Losses.
(i)Subject to the provisos in Section 6.5(a)(iv) and 6.5(b)(ii), Parent and Sellers shall indemnify and hold harmless the Buyer Indemnified Parties from and against Losses related to (x) the Company’s noncompliance with air permitting statutes and regulations, (y) the Company’s filings under the Toxic Release Inventory and Tier II provisions of the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., or (z) Spill Prevention, Control, and Countermeasure Plan requirements for (1) any period of noncompliance prior to the

Closing or (2) any period of noncompliance that may continue after the Closing while the parties are working diligently to resolve an issue (the “Potential Noncompliance”).
(ii)To the extent any Regulatory Authority asserts any potential fines, penalties, or other Losses related to the Potential Noncompliance, in each case, (x) that are solely of a monetary nature or (y) if not solely of a monetary nature, with respect to which a reasonable person, at any time, would deem there is not a reasonable likelihood that such Potential Noncompliance will adversely affect the Company other than as a result of money damages or other money payments, Parent and Sellers shall have the right to defend such assertion in accordance with, and subject to the limitations set forth in, Section 8.4 (but, for this purpose, without regard to the reference to “a Regulatory Authority” in subclause (i) of Section 8.4(d)), unless Buyer or the Company elect to be fully responsible for the cost of the defense of such assertion without any right contribution from Parent and Sellers under any provision of this Agreement.
(iii)To the extent any Regulatory Authority asserts any Losses related to the Potential Noncompliance, in each case, (x) that are not solely of a monetary nature and (y) with respect to which a reasonable person, at any time, would deem there is a reasonable likelihood that such Potential Noncompliance will adversely affect the Company other than as a result of money damages or other money payments, Buyer (or the Company) shall have the right to defend such assertation in accordance with, and subject to the limitations set forth in, Section 8.4.
Section 7.6Further Assurances. From time to time after the date of this Agreement, upon request of a Party and without further consideration, each other Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.
Article 8
Conditions Precedent TO CLOSING
Section 8.1Conditions Precedent to Obligations of Buyer. The obligations of Buyer to be performed at or after the Closing under this Agreement shall be subject to the satisfaction (or written waiver) at or prior to the Closing of each of the following conditions:
(a)each of the representations and warranties made by Parent and Sellers in this Agreement that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, and each of the representations and warranties made by Parent and Sellers in this Agreement that is not qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date; and Parent and each Seller shall have delivered to Buyer a certificate dated as of the Closing Date confirming the foregoing;
(b)Parent and Sellers shall have performed in all material respects, or complied with in all material respects, all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing; and Parent and each Seller shall have delivered to Buyer a certificate dated as of the Closing Date confirming the foregoing;
(c)no change, event, development, condition, occurrence, or combination of changes, events, developments, conditions, or occurrences, including any change, event, development, condition, or occurrence that reflects an adverse change in the matters disclosed in the Disclosure Schedule, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect shall have occurred after the date of this Agreement; and Parent and each Seller shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing;
(d)Parent and Sellers shall have delivered to the Buyer all of the documents described in Section 9.2 at the Closing;
(e)no Law or Order (whether temporary, preliminary, or permanent) shall have been enacted, entered, promulgated, adopted, issued, or enforced by any Regulatory Authority that is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
(f)no litigation, arbitration, or similar proceeding shall have been commenced or threatened, and no investigation by any Regulatory Authority shall have been commenced, against Buyer, Parent, any Seller, the Company, any of their respective Affiliates, or any of the equityholders, directors (or managers), or officers of any of the foregoing with respect to the transactions contemplated by this Agreement;
(g)the Reorganization and the Joinder shall have been consummated; and
(h)Parent and Escrow Agent shall have executed and delivered an escrow agreement, in form and substance reasonably acceptable to Buyer and Parent (the “Escrow Agreement”), on or before June 30, 2023 (or such other date as Buyer and Parent agree in writing).
Section 8.2Conditions Precedent to Obligations of Parent and Sellers. The obligations of Parent and Sellers to be performed at or after the Closing under this Agreement shall be subject to the satisfaction (or written waiver) at or prior to the Closing of each of the following conditions:
(a)each of the representations and warranties made by Buyer in this Agreement that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, and each of the representations and warranties made by Buyer in this Agreement that is not qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date; and Buyer shall have delivered to Parent a certificate dated the Closing Date confirming the foregoing;

(b)Buyer shall have performed in all material respects, or complied with in all material respects, all covenants required by this Agreement to be performed or complied with by Buyer prior to or at the Closing; and Buyer shall have delivered to Parent a certificate dated as of the Closing Date confirming the foregoing;
(c)Buyer shall have delivered to Parent the documents described in Section 9.3 at the Closing;
(d)no Law or Order (whether temporary, preliminary, or permanent) shall have been enacted, entered, promulgated, adopted, issued, or enforced by any Regulatory Authority that is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and
(e)no litigation, arbitration, or similar proceeding shall have been commenced or threatened, and no investigation by any Regulatory Authority shall have been commenced, against Buyer, Parent, any Seller, the Company, any of their respective Affiliates, or any of the equityholders, directors (or managers), or officers of any of the foregoing with respect to the transactions contemplated by this Agreement; and
(f)Buyer and Escrow Agent shall have executed and delivered the Escrow Agreement on or before June 30, 2023 (or such other date as Buyer and Parent agree in writing).
Article 9
INDEMNIFICATION
Section 9.1By Parent and Sellers. Parent and Sellers shall indemnify and hold harmless Buyer, the Affiliates of Buyer (including, after the Closing, the Company), and the equityholders, directors, managers, officers, employees, and agents of Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) from and against all Losses asserted against, imposed upon, or incurred by any Buyer Indemnified Party by reason of or resulting from: (a) any inaccuracy or breach of any representation or warranty of Parent or any Seller contained in or made pursuant to this Agreement; (b) any breach of any covenant of Parent or any Seller contained in or made pursuant to this Agreement; or (c) any Indemnified Liabilities.
Section 9.2By Buyer. Buyer shall indemnify and hold harmless Parent and Sellers from and against all Losses asserted against, imposed upon, or incurred by Parent and Sellers by reason of or resulting from: (a) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; (b) any breach of any covenant of Buyer contained in or made pursuant to this Agreement; or (c) any default by the Company under the Contract listed as Item 2 of subclause (f) of Section 3.16 of the Disclosure Schedule, if and to the extent such default occurs after the Closing (including any acceleration of Joseph Colwin's and Dawn Colwin's personal guaranty thereof, if and to the extent such acceleration occurs as a result of any such default).
Section 9.3Limitations on Indemnification. Except for Fraud, as to which claims may be brought without limitation as to time or amount:
(a)Time Limitation. No claim for indemnification for an inaccuracy or breach of a representation or warranty shall be brought under this Article 8 after the date that is 18 months following the Closing Date. However, notwithstanding the foregoing or any other provision of this Agreement:
(i)a claim for indemnification for an inaccuracy or breach of any Fundamental Representation may be brought on or before the tenth anniversary of the Closing Date, and Parent and Sellers hereby waive all applicable statutory limitation periods with respect thereto;
(ii)a claim for indemnification for an inaccuracy or breach of a representation or warranty set forth in Section 3.12 may be brought on or before the fourth anniversary of the Closing Date, and Parent and Sellers hereby waive all applicable statutory limitation periods with respect thereto;
(iii)any claim made by an Indemnified Party by providing the Indemnifying Party with written notice of an alleged inaccuracy or breach of a representation or warranty (including an overview of material facts underlying the breach or inaccuracy and the specific representation or warranty alleged to have been breached or to be inaccurate, in each case, to the extent known at the time) prior to the expiration of the survival period for such claim shall be preserved despite the subsequent expiration of such survival period (regardless of whether such claim is liquidated at the time of delivery of such notice), provided that, for the avoidance of doubt, an Indemnified Party may not assert a separate claim following expiration of the survival period for such claim solely because such separate claim involves an alleged inaccuracy or breach of a representation or warranty that comprises the same representation or warranty that is the topic of a claim asserted prior to the expiration of the survival period;
(iv)any claim made by an Indemnified Party by providing the Indemnifying Party with written notice of an alleged breach of a covenant of the parties contained herein (or of an alleged basis for indemnification under subclause (c) of Section 8.1) shall survive the Closing indefinitely; and
(v)if any act, omission, disclosure, or failure to disclose shall form the basis for a claim for an inaccuracy or breach of more than one representation or warranty (or under more than one indemnification provision of this Agreement) and such claims have different periods of survival hereunder, then the expiration of the survival period of one claim shall not affect an Indemnified Party’s right to make a claim based on the breach of representation or warranty (or other provision of this Agreement) still surviving.
(b)De Minimis, Deductible, and Other Limitations.
(i)Except with respect to claims for inaccuracies or breaches of Fundamental Representations or PFAS Representations (as to which the limitations in this subclause (i) shall not apply), an Indemnified Party shall not be entitled to indemnification for Losses for an inaccuracy or breach of a representation or warranty under this Article 8 for any individual item, or group of items arising out of the same condition or circumstance, unless the Losses with respect thereto exceed $5,000, at which point the full amount of the Losses shall be taken into account.

(ii)Except with respect to claims for inaccuracies or breaches of Fundamental Representations or PFAS Representations (as to which the limitation in this subclause (ii) shall not apply), an Indemnified Party shall not be entitled to indemnification for Losses for an inaccuracy or breach of a representation or warranty under this Article 8 unless the aggregate amount of all Losses related to any and all inaccuracies or breaches of representations and warranties (but for this subclause (ii)) exceeds on a cumulative basis an amount equal to $500,000 (the “Deductible”), at which point the Indemnifying Party shall indemnify the Indemnified Party for such Losses but only to the extent such Losses exceed the Deductible.
(iii)An Indemnifying Party shall be obligated to pay only 50% of all Losses related to any and all inaccuracies or breaches of the PFAS Representations, it being understood that the Company, on the one hand, and Parent and Sellers, on the other hand, each will be responsible for 50% of any such Losses.
(c)Amount Limitations. (i) Except with respect to claims for inaccuracies or breaches of Fundamental Representations or PFAS Representations (as to which the limitation in subclause (i) shall not apply), the aggregate amount of all Losses paid by an Indemnifying Party under this Article 8 with respect to inaccuracies or breaches of breaches of representations and/or warranties shall not exceed $10,000,000; (ii) the aggregate amount of all Losses paid by an Indemnifying Party under this Article 8 with respect to inaccuracies or breaches of the PFAS Representations shall not exceed $1,500,000; and (iii) in no event shall the aggregate amount of all Losses paid by an Indemnifying Party under this Article 8 (including, for the avoidance of doubt, subclause (b) or (c) of Section 8.1) exceed the Purchase Price.
(d)Insurance Offset. The obligation of an Indemnifying Party to indemnify an Indemnified Party for Losses under this Article 8 with respect to inaccuracies or breaches of representations and/or warranties shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party from third party insurers with respect to such Losses, net of all costs of the making, administration, and collection of the claim (but no such proceeds shall reduce Losses arising as the result of a deductible or retention under an such insurance policy). The Indemnified Party shall undertake good faith efforts to make and pursue reasonable claims against third party insurers with respect to such Losses, provided that the Indemnified Party shall not be required to commence or otherwise participate in any litigation, arbitration, mediation, or similar legal proceeding in respect of any such claims.
(e)Mitigation Offset. An Indemnifying Party shall not have liability for Losses under this Article 8 to the extent the Indemnified Party fails to mitigate such Losses in accordance with applicable Law.
(f) Non-prospecting. Except as required by any Regulatory Authority, Order, or (current or future) Law, Buyer shall not (and, during its ownership, Buyer shall not permit the Company or any other Person to) conduct any soil, groundwater or vapor investigation, testing, monitoring, remediation, response action, analysis, and/or similar actions for the purpose of discovering per- and polyfluoroalkyl substances, perfluorooctanoic acid, or perfluorooctane sulfonate on, under, or emanating from the Real Property (a “Prohibited PFAS Investigation”), it being understood that the consequence of noncompliance shall be as specified in the following sentence. If Buyer conducts a Prohibited PFAS

Investigation, Parent and Sellers shall have no liability to Buyer in respect of the PFAS Representations.
(g)General. Except for the limitations set forth in Section 8.3(c)(iii) and Section 8.3(e), the limitations set forth in this Section 8.3 shall not limit the obligation of a Party to provide indemnification from and against Losses with respect to any breach of a covenant, even if such breach also constitutes an inaccuracy or breach of a representation or warranty. Except as set forth in Section 8.3(c)(iii) and Section 8.3(e), the obligations of Parent and Sellers to indemnify the Buyer Indemnified Parties from and against Losses for which the Buyer Indemnified Parties are entitled to indemnification under subclause (b) or (c) of Section 8.1 shall not be affected by the limitations set forth in this Section 8.3.
Section 9.4Indemnification of Third Party Claims. The following provisions shall apply to any Losses subject to indemnification that involve Litigation filed or instituted by, or the making of any claim or demand by, any Person that is not a Party or an Affiliate of a Party (in each case, a “Third Party Claim”):
(a)Notice. The Person or Persons seeking to be indemnified (whether one or more, the “Indemnified Party”) shall provide the Parties from whom indemnification is sought (whether one or more, the “Indemnifying Party”) with written notice of the Third Party Claim promptly after its receipt of service or other written notice in respect thereof. Failure to provide notice of the Third Party Claim shall not affect the Indemnifying Party’s obligations under this Article 8, except to the extent the Indemnifying Party is prejudiced thereby (including, as applicable, to the extent the Indemnifying Party is permanently barred from responding to a complaint filed in a litigation or arbitration proceeding).
(b)Defense. The Indemnifying Party may undertake and control the defense of the Third Party Claim, by representatives chosen by it, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such assumption shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties, assessments, and other Liabilities incurred in connection with the Third Party Claim (giving effect to the limitations set forth in this Article 8). If the Indemnifying Party undertakes the defense of the Third Party Claim, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim at its own expense, provided that, in such event, the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith, the Indemnified Party shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, or appeals, as may be reasonably requested in connection with the defense.
(c)Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails (or ceases) to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement, or consent to judgment.
(d)Indemnified Party’s Rights. Notwithstanding anything to the contrary in this Article 8, (i) if a reasonable person, acting with the facts known to the Indemnified Party at the time, would deem there is a reasonable likelihood that a Third Party Claim will adversely affect the Indemnified Party other than as a result of money damages or other money payments, or there is a reasonable likelihood that a Third Party Claim will result in an amount of Losses involving money damages or other money payments in an aggregate amount that exceeds a limitation set forth in Section 8.3(c) or if a Third Party Claim involves any claim, inquiry, or investigation by a Regulatory Authority, a Major Customer, or a Major Supplier, then the Indemnified Party (and not the Indemnifying Party) shall have the right to undertake and control the defense, compromise, and/or settlement of such Third Party Claim and (ii) the Indemnifying Party shall not settle or compromise, or consent to the entry of judgment with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 9.5Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 8. Upon judgment, determination, settlement, or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement, or compromise and all other Losses of the Indemnified Party with respect thereto. Buyer’s first (but non-exclusive) source for satisfaction for indemnification claims hereunder shall be the Indemnity Escrow Amount. If Parent and/or Sellers pay the Buyer Indemnified Parties an amount due under Section 8.1 on account of an inaccuracy or breach of the representation and warranty set forth in subclause (c) of Section 3.7, then, at Parent’s request, Buyer shall cause the Company to assign the right to collect the accounts receivable that was the subject of the applicable indemnification claim to Parent, up to the amount of the amount paid under Section 8.1 on account of the inaccuracy or breach.
Section 9.6Materiality Qualifiers. The Parties agree that, for purposes of this Article 8, in determining whether any representation or warranty set forth in this Agreement (other than the representation and warranty set forth in subclause (b)(i) of Section 3.9) is inaccurate or has been breached and for purposes of determining the amount of Losses resulting therefrom, any and all “Material Adverse Effect,” “in all material respects,” “materially,” “materiality,” and similar exceptions and qualifiers set forth in any such representation or warranty shall be disregarded.
Section 9.7No Waiver. The consummation of the transactions contemplated by this Agreement shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the basis of the Loss at or prior to the Closing. No representation, warranty, or covenant contained in this Agreement or in any schedule or exhibit attached hereto or any document or instrument executed and delivered pursuant hereto shall merge into the deeds, bill of sale, assignments, documents, agreements, and instruments to be delivered at the Closing.

Section 9.8Exclusive Remedy. The indemnification provisions of this Article 8 shall be the sole and exclusive remedy available to the Parties with respect to all claims arising out of or relating to the negotiation, execution, or performance of this Agreement (including a breach of Section 2.4); provided, however, that the provisions of this Section 8.8 shall not apply to claims based on Fraud or affect the ability of a Party to seek equitable relief, including specific performance, of a covenant set forth in this Agreement.
Article 10
CLOSING
Section 10.1Closing Date. Unless this Agreement shall have been terminated pursuant to Section 10.1, and provided that the conditions set forth in Article 7 are satisfied or waived, the closing with respect to the transactions contemplated by this Agreement (the “Closing”) shall take place on the first day of the month occurring after the month in which all of the conditions set forth in Article 7 have been satisfied or waived, other than conditions that, by their nature, will be satisfied at the Closing, or such other date as Buyer and Parent agree in writing. The Parties intend that the pre-Closing and Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents, and the prior physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient Party pending authorization by the delivering Party (or its outside counsel) of their release at the Closing. The actual date of the Closing is referred to as the “Closing Date,” and if the Closing occurs, the Closing shall be deemed to have become effective as of 12:01 a.m. on the Closing Date.
Section 10.2Documents to be Delivered by Parent and Sellers. At the Closing, Parent and Sellers shall deliver, or cause to be delivered, to Buyer the following documents, in each case duly executed and otherwise in proper form:
(a)such instruments as are necessary to transfer all right, title, and interest in and to the Units to Buyer, in form and substance reasonably acceptable to Buyer and Parent, executed by Parent;
(b)a restrictive covenant agreement, in form and substance reasonably acceptable to Buyer and Parent (a “Restrictive Covenant Agreement”), executed by Parent, Joseph Colwin, Dawn Colwin, and David Klumpyan;
(c)the Joinder, duly executed by Parent;
(d)a general release, in form and substance reasonably acceptable to Buyer and Parent, executed by Parent and each Seller;
(e)a written resignation of all directors and officers of the Company from their respective capacities with the Company effective as of the Closing Date, in form and substance reasonable acceptable to Buyer and Parent, executed by such Persons;
(f)a properly completed and executed IRS Form W-9, in each case, executed by Parent and each Seller;
(g)such pay-off letters, mortgage releases, mortgage satisfactions, UCC termination statements, and similar releases and documents that are necessary to release or terminate any Equity Encumbrances affecting any Units and/or any Liens (other than Permitted

Liens) affecting any assets of the Company, in form and substance reasonably acceptable to Buyer and Parent;
(h)such consents to assignment, waivers, and similar instruments as Buyer reasonably determines are necessary to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably acceptable to Buyer and Parent;
(i)evidence of the termination of the LLC Agreement, in form and substance reasonably acceptable to Buyer and Parent, executed by Parent and the Company;
(j)the original minute book, capitalization records, and other organizational documents of the Company;
(k)the certificates described in Section 7.1(a), Section 7.1(b), and Section 7.1(c);
(l)evidence of the termination of the Material Contracts described in Section 5.9;
(m)all organizational documents, indemnities, and/or affidavits (including any non-imputation affidavits) reasonably satisfactory to the title company to issue the Title Insurance Policies;
(n)fully executed copies of all Reorganization Documents and evidence reasonably satisfactory to the Buyer that the Parent and Sellers have completed the Reorganization at least one Business Day prior to the Closing Date; and
(o)all other documents, instruments, or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.
Section 10.3Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Parent the following documents, in each case, duly executed and otherwise in proper form:
(a)the Restrictive Covenant Agreements, executed by Buyer;
(b)the certificates described in Section 7.2(a) and Section 7.2(b); and
(c)all other documents, instruments or writings required to be delivered to Parent and Sellers at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Parent may reasonably request.
Article 11
Termination
Section 11.1General. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)by mutual written consent of Buyer and Parent;
(b)by Buyer or Parent and Sellers (acting together as one Party for purposes of this subclause (b)) if (i) a Law shall have been enacted, entered, or promulgated prohibiting the consummation of the transactions contemplated hereby substantially on the terms contemplated by this Agreement or (ii) an Order shall have been enacted, entered, promulgated, or issued by a Regulatory Authority permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this subclause (ii) shall have used commercially reasonable efforts to remove such Order and that the right to terminate this Agreement pursuant to this Section 10.1(b) shall apply only if the Law or Order shall have caused the failure of any condition set forth in Article 7 to be satisfied and the Party entitled to rely on such condition shall not elect to waive such condition;
(c)by Buyer or Parent and Sellers (acting together as one Party for purposes of this subclause (c)) if the Closing shall not have occurred on or before October 1, 2023 or such other date as Buyer and Parent shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the transactions contemplated by this Agreement to be consummated on or before the Termination Date;
(d)by Buyer if all of the following shall have occurred: (i) Parent or any Seller shall have breached or failed to perform in any material respect any of its representations, warranties, or covenants contained in this Agreement, (ii) such breach or failure to perform is reasonably expected to result in any condition to the obligations of Buyer to not be satisfied, and (iii) such breach or failure to perform is incapable of being cured by Parent or the applicable Seller prior to the date that is 15 days after receipt of written notice thereof or, if such breach or failure to perform is capable of being so cured, Parent or the applicable Seller shall not have cured such breach or failure to perform within 15 days after receipt of written notice thereof; and
(e)by Parent and Sellers (acting together as one Party for purposes of this subclause (e)) if all of the following shall have occurred: (i) Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, or covenants contained in this Agreement, (ii) such breach or failure to perform is reasonably expected to result in any condition to the obligations of Parent and Sellers to not be satisfied and (iii) such breach or failure to perform is incapable of being cured by Buyer prior to the date that is 15 days after receipt of written notice thereof or, if such breach or failure to perform is capable of being so cured, Buyer shall not have cured such breach or failure to perform within 15 days after receipt of written notice thereof.
Section 11.2Effect of Termination. If this Agreement is terminated as provided in Section 10.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of the Parties; provided, however, that (a) the provisions of Article 11 shall remain in full force and effect and (b) termination shall not relieve any Party from liabilities for Losses incurred or suffered by any other Party as a result of any

Fraud or willful and material breach of any of such Party’s representations, warranties, or covenants set forth in this Agreement.

Article 12
MISCELLANEOUS
Section 12.1Power of Attorney.
(a)Effective immediately following execution of the Joinder and without any further action on the part of any Person, each Seller irrevocably appoints Parent, with power of designation and assignment, as its true and lawful representative, attorney-in-fact and agent with full power of substitution, to act on behalf of, and in the name of, such Seller with the full power, without the consent of such Seller, to exercise as Parent in its sole discretion deems appropriate, the powers which such Seller could exercise under the provisions of this Agreement or the other Ancillary Documents and to take all actions necessary or appropriate in the judgment of Parent in connection with this Agreement and the other Ancillary Documents for and on behalf of such Seller. Without limiting the generality of the foregoing, each Seller hereby irrevocably grants Parent full power and authority: (i) to give and receive notices and communications relating to the transactions and other matters contemplated by this Agreement or any Ancillary Document, including those relating to adjustments to the Purchase Price pursuant to Section 2.4 and indemnification claims pursuant to Article 8; (ii) to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of each Seller, such documents as may be deemed by Parent, in its sole discretion, to be appropriate under or relating to this Agreement or any Ancillary Document; (iii) to make decisions on behalf of each Seller with respect to the transactions and other matters under or relating to this Agreement or any Ancillary Agreement, including regarding (A) adjustments to the Purchase Price, (B) indemnification claims, (C) amendments to this Agreement or any Ancillary Document, and (D) the defense of Third Party Claims that may be the subject of indemnification claims, and to negotiate, enter into settlements and compromises of, and demand litigation or arbitration with respect to such Third Party Claims for indemnification; (iv) to receive funds, make payments of funds, and give receipts for funds or to receive funds for the payment of expenses of any Seller or to deposit such funds in such accounts as Parent deems appropriate and apply such funds in payment for such expenses; (v) to enforce, on behalf of each Seller, any claim against Buyer arising under or relating to this Agreement or any Ancillary Document; (vi) to engage attorneys, accountants and other agents at the expense of the Sellers; and (vii) to amend this Agreement or any Ancillary Document. Such appointment and power of attorney granted by the Sellers to Parent shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any Seller or the occurrence of any other event or events.
(b)Each Seller acknowledges and agrees that Parent shall not be liable to any Seller for any act done or omitted hereunder by Parent.  The Sellers shall jointly and severally indemnify Parent and hold it harmless against any Losses incurred without gross negligence or bad faith on the part of Parent and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the other Ancillary Documents.  The Sellers’ obligations with respect to Parent under this Section 11.1(b) shall survive the Closing and continue indefinitely (and shall not merge into any instrument of conveyance or be limited in duration by any applicable statute of limitations or otherwise).

(c)The Sellers jointly and severally agree to and shall reimburse and pay, and to indemnify and hold harmless, Parent for any out-of-pocket, independent, third-party fees and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by Parent that arise out of, or are in connection with, the acceptance or administration of Parent’s duties under this Agreement and the Ancillary Documents, including the reasonable costs and expenses incurred by Parent in defending against any proceeding or Liability in connection herewith.  Parent shall have the right to withhold and set off against any amount otherwise due to be paid to any Seller the amount of any such fees and expenses.
(d)The Parent may deduct any proceeds otherwise owed to Sellers and hold such proceeds in an expense fund as a fund from which the Parent shall pay any fees, expenses or costs it incurs in performing its rights, duties and obligations under this Agreement and the Ancillary Documents by or on behalf of the Sellers.
(e)A decision, act, consent, or instruction of Parent under or in connection with this Agreement or the Ancillary Documents shall be deemed a decision, act, consent, or instruction of all Sellers and shall be final, binding, and conclusive upon each Seller. Buyer shall be protected in dealing with Parent under this Agreement and the Ancillary Documents and may rely upon any decision, act, consent, or instruction of Parent as being the decision, act, consent, or instruction of each and every Seller under this Agreement and the Ancillary Documents.
Section 12.2Publicity. The Parties agree that no public release or announcement relating to the transactions contemplated by this Agreement shall be issued or made by or on behalf of any Party without the prior written consent of Buyer and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as such release or announcement may, in the reasonable judgment of the releasing Party or any of its Affiliates, be required by Law or any rule or regulation of any securities exchange on which securities of the releasing Party or any of its Affiliates are listed. Notwithstanding anything to the contrary and without complying with the preceding sentence, Buyer and its Affiliates may (a) disclose the consummation of the transactions contemplated hereby on their respective websites and otherwise in the Ordinary Course, (b) make announcements to their respective customers, suppliers, employees, and other Persons with whom any of them has or seeks business relations, and (c) discuss this Agreement and the transactions contemplated hereby in meetings, discussions, presentations, and calls with investors and analysts, in each case, without the prior written consent of any Party.
Section 12.3Entire Agreement. This Agreement (including its exhibits and schedules) supersedes all prior agreements (including, without limitation, that certain Letter of Intent dated March 1, 2023 between Buyer and the Company), and constitutes (together with the Ancillary Documents) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to its subject matter.
Section 12.4Assignment. No Party shall assign, transfer, or encumber this Agreement, or its rights or obligations under this Agreement, without the prior written consent of Buyer and Parent, and any attempted assignment, transfer, or encumbrance without such consent shall be void and without effect; provided, however, that, without such consent, Buyer may transfer or assign, in whole or in part or from time to time, its rights and obligations under this Agreement (a) in connection with a merger or consolidation involving Buyer or the Company or other disposition of all or substantially all of the assets of Buyer or the Company, provided that such merger, consolidation or other disposition occurs following the Closing or (b) to any financing sources for collateral purposes. Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and permitted assigns.

Section 12.5Dispute Resolution.
(a)Governing Law. This Agreement and all matters arising from, or relating to, this Agreement (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.
(b)Jurisdiction. Each Party stipulates that, if there is any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement or any Ancillary Document (a “Dispute”), the Dispute shall be commenced and prosecuted in its entirety in, and each Party consents to the exclusive jurisdiction and proper venue of, the Circuit Court for Dodge County, Wisconsin (unless such court lacks subject matter jurisdiction, in which case, in any state or federal court located in the State of Wisconsin). Each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason. The Party acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each Party agrees that service of process on such Party as provided in Section 11.10 shall be deemed effective service of process on such Party.
(c)Waiver of Jury Trial. EACH PARTY AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY DOCUMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 12.6Parties in Interest. Except for the provisions of Section 8.1 and Section 8.2 (and related provisions of Article 8), nothing in this Agreement, express or implied, shall confer any rights or remedies upon any Person other than the Parties and their respective permitted successors and permitted assigns. Without limitation, nothing in this Agreement, express or implied, shall confer upon any Person any right relating in any way to employment or terms of employment with Buyer or any of its Affiliates (including, after the Closing, the Company).

Section 12.7Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement in order to carry out the original intent and purpose of such invalid or unenforceable provision of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 12.8Amendment. This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by Buyer and Sellers prior to execution of the Joinder or by Buyer and Parent after the execution and delivery of the Joinder.
Section 12.9Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
Section 12.10Notices. All notices, requests, demands, and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by electronic transmission, or sent by a nationally recognized private overnight courier service as follows:

(a)If to Parent or any Seller, to:

Maple Holdings, Inc.

852 Rienzi Road,

Fond du Lac, WI 54935

Attention: David Klumpyan

Email: David@klumpyanconsulting.com

(with a copy to)

Reinhart Boerner Van Deuren s.c.

1000 N. Water Street, Suite 1700

Milwaukee, WI 53202

Attention: Anthony Handzlik

Email: ahandzlik@reinhartlaw.com

(b)If to Buyer, to:

Mayville Engineering Company, Inc.

715 South Mayville Street

Mayville, Wisconsin 53050

Attention: Sean P. Leuba

Email: sean.leuba@mecinc.com

(with a copy to)

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Bryan S. Schultz

Email: brschultz@foley.com

or to such other Person or address as a Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered on the date of actual receipt; if sent by electronic transmission, then such communication shall be deemed delivered the date of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission; and if sent by overnight courier, then such communication shall be deemed delivered on the date of receipt.

Section 12.11Expenses. Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its Representatives in connection with the transactions contemplated by this Agreement. Without limitation, Parent shall pay all expenses of the Company in connection with the transactions contemplated by this Agreement (except to the extent paid prior to or at the Closing).
Section 12.12Disclosure Schedule. Parent has prepared the disclosure schedules accompanying this Agreement (collectively, the “Disclosure Schedule”) and delivered them to Buyer on the date of this Agreement. No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed on any Section of the Disclosure Schedule unless such representation or warranty is expressly qualified by reference to such Section of the Disclosure Schedule. Any fact or item disclosed in any Section of the Disclosure Schedule shall be deemed disclosed in all other Sections of the Disclosure Schedule to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other Section of this Agreement to which such information is responsive. The Disclosure Schedule shall not vary, change, or alter the language of the representations and warranties contained in this Agreement, and to the extent the language in the Disclosure Schedule does not conform to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

Section 12.13Method of Payment. All payments under this Agreement shall be made by wire transfer of immediately available funds to the account set forth in the Closing Payment Schedule or that the recipient has otherwise designated in writing. Notwithstanding the forgoing, any amounts subject to payroll withholding shall paid to the Company for payment to the ultimate payee through the Company’s payroll systems (less applicable withholding) no later than the next regularly scheduled payroll payment date.
Section 12.14Data Room Information. Parent shall be entitled to keep, from and after the Closing, a complete copy of the “Project Maple” virtual data room hosted by Reinhart Boerner Van Deuren s.c., as in existence immediately prior to the Closing, for archival purposes (subject to the Restrictive Covenant Agreement executed by Parent). Within ten Business Days after the Closing, Parent shall deliver, or cause to be delivered, to Buyer (or its designees), up to three CD-ROMS or other media or file sharing method designated by Buyer evidencing the documents that were made available in such data room.
Section 12.15Nature of Obligations. All representations, warranties, covenants, and other obligations of Parent and/or Sellers under this Agreement shall be deemed joint and several obligations of Parent and Sellers.
Section 12.16Interpretative Provisions. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “without limitation” and (b) the words “herein,” “hereof,” “hereby,” “hereto,” or “hereunder” refer to this Agreement as a whole. All statements and information set forth in the Disclosure Schedule or in any certificate, instrument, or other document delivered by or on behalf of Parent or a Seller pursuant hereto shall be deemed representations and warranties by Parent and Sellers under Article 3. Unless the context otherwise requires, references in this Agreement: (i) to Articles, Sections, Exhibits, and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument, or other document shall mean such agreement, instrument or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute shall mean such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated, and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. This Agreement may be executed by signatures exchanged via electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Without limitation, counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. For purposes of this Agreement, a document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to Buyer if it has been posted to the Data Room at least two Business Days prior to the date hereof (and not removed therefrom).

Section 12.17Waiver of Conflicts; Attorney-Client Privilege.
(a)Conflicts of Interest.  Buyer acknowledges that Reinhart Boerner Van Deuren s.c. and Fortune Law Office, S.C. (“Prior Company Counsel”) have, prior to the Closing, represented one or more of Sellers, Parent, the Company and other Affiliates (each such Person, other than the Company, a “Designated Person”) in one or more matters relating to this Agreement, the Ancillary Documents or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such Ancillary Documents or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters that both (x) relate to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such Ancillary Documents or in connection with such transactions) and (y) involve a circumstance in which Buyer or any of its Affiliates (including the Company), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons have informed Buyer that they anticipate that Prior Company Counsel will represent them in connection with such matters.  Accordingly, Buyer (on behalf of itself and its Affiliates, including, for this purpose, the Company) hereby (i) waives and shall not assert, and agrees after the Closing to waive and to not assert, any conflict of interest that would prevent the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (each, a “Post-Closing Representation”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in a Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company), and even though Prior Company Counsel may have represented the Company in a matter substantially related to such dispute.  Without limiting the foregoing, Buyer (on behalf of itself and its Affiliates, including, for this purpose, the Company) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or Prior Company Counsel’s duty of confidentiality as to the Company and whether or not such disclosure is made before or after the Closing.
(b)Attorney-Client Privilege.  Buyer, on behalf of itself and its Affiliates (including, for this purpose, the Company), agrees that, as to (i) all communications through the Closing Date between or among the Prior Company Counsel and the Company to the extent they relate to the negotiation, documentation, and consummation of the transactions contemplated by this Agreement, and (ii) all work product of the Prior Company Counsel with respect to the foregoing (collectively, the “Pre-Closing Deal Communications”) shall be deemed to belong to the Designated Persons, shall be controlled by Parent, and shall not pass to or be claimed by Buyer or the Company. All Pre-Closing Deal Communications that are attorney-client privileged shall remain privileged after the Closing, and the privilege and the expectation of client confidence relating thereto shall belong to Sellers, shall be controlled by Parent, and shall not pass to or be claimed by Buyer or the Company. Notwithstanding the foregoing, (A) in the event that a dispute arises between Buyer or any of its Affiliates (including, for this purpose, the Company), on the one hand, and a Person other than a Designated Person, on the other hand, Buyer or the Company may assert the attorney-client or similar privilege on behalf of the Designated Persons to prevent disclosure of the Pre-Closing Deal Communications to such third party; provided, however, that neither Buyer nor the Company may waive such privilege without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and (B) the foregoing provisions of this Section 11.17(b) shall not extend to any communication or materials not involving the negotiation, documentation and consummation of the transactions contemplated by this Agreement or the Ancillary Documents or any claims brought in connection with such transactions, this Agreement or the Ancillary Documents.
Section 12.18Definitions. For purposes of this Agreement:

“Accounting Conventions” shall mean the same accounting conventions, methods, principles, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing, and in the form of, the Recent Balance Sheet. Notwithstanding the foregoing, for purposes of the Closing Statement, the amounts for the following line items shall be as follows: (a) Account 15180 - Accrued Burden: $461,000; (b) Account 15840 – Accrued Insurance: $741,089; (c) Account 15800 – Accrued 401(k) Match: $0; and (d) Account 15900 – Accrued Expenses Other: $105,000.

“Accrued Taxes” shall mean an amount equal to the aggregate liability for unpaid Taxes of the Company with respect to Pre-Closing Tax Periods (including Taxes that relate to Straddle Periods that are attributable under Section 6.3(c)(iv) to the portion of such Straddle Period ending on the Closing Date) to the extent such Taxes are not included in the determination of Net Working Capital as specifically reflected in the Final Closing Statement.

“Acquisition Proposal” shall mean (a) any proposal or offer for a merger, consolidation, dissolution, recapitalization, or other business combination involving the Company, (b) any proposal or offer to acquire in any manner, directly or indirectly, a material portion of the assets of the Company, (c) any proposal or offer to acquire in any manner, directly or indirectly, any Equity Interests of the Company, or (d) any proposal or offer for any other transaction that is inconsistent with any of the transactions contemplated by this Agreement.

“Adjustment Escrow Amount” shall mean $500,000 of the Escrow Deposit, together with any earnings thereon, as such amount may be reduced from time to time due to payments made therefrom in accordance with this Agreement and the Escrow Agreement.

“Affiliate” shall mean (a) in the case of any Person who is an individual, any spouse or members living in the same household of such individual person, any Person who would be the heir or descendant of such individual Person if he or she were not living, and any entity in which any of the foregoing (including such individual Person) has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange), and (b) in the case of any Person that is an entity, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity (it being understood that the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of more than 50% of the outstanding voting power of such Person or the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract, or otherwise).

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Air Permit Costs” shall have the meaning set forth in Section 6.5(a)(iv).

“Air Permit Filings” shall have the meaning set forth in Section 6.5(a)(ii).

“Air Permit Investigation” shall have the meaning set forth in Section 6.5(a)(i).

“Ancillary Documents” shall mean any agreement, instrument, or document required to be delivered at the Closing pursuant to Section 9.2 or Section 9.3 or that is otherwise executed by any Party in furtherance of the consummation of the transactions contemplated by this Agreement.

“AP Consultant” shall have the meaning set forth in Section 6.5(a)(i).

"Arranger Liability" shall mean Liability for the arrangement for disposal or treatment, or arrangement with a transporter for transport for disposal or treatment, of hazardous substances owned or possessed by a Person, by any other Person, at any facility or incineration vessel owned or operated by another Person and containing such hazardous substances, as described in §9607(a)(3) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Benefit Plans” shall have the meaning set forth in Section 3.19(a).

“Business Day” shall mean any day on which banks are not required or authorized to close in the State of Wisconsin.

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Air Permit Actions” shall have the meaning set forth in Section 6.5(a)(iii).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1.

“Buyer Prepared Returns” shall have the meaning set forth in Section 6.3(c)(ii).

“Cash Amount” shall mean those assets of the Company consisting of the financial statement line items of the Estimated Closing Statement, the Preliminary Closing Statement, or the Final Closing Statement, as the case may be, set forth on Exhibit E. Notwithstanding the foregoing, the Cash Amount shall not include (a) any cash that is not freely usable by the Company (as determined in accordance with GAAP) or (b) any asset of the Company that is included in the calculation of the Net Working Capital. The Cash Amount may be a positive or negative number.

“Charter Documents” shall have the meaning set forth in Section 3.1(c)(iii).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing Date Balance” shall have the meaning set forth in Section 2.3(e).

“Closing Equity Value” shall have the meaning set forth in Section 2.1.

“Closing Payment Schedule” shall have the meaning set forth in Section 2.4(b).

“Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals of this Agreement. For the avoidance of doubt, all references to the Company shall refer to both the pre- and post-Conversion entity.

“Company 401(k) Plan” shall have the meaning set forth in Section 5.8.

“Contract” shall mean any written or oral agreement, contract, or other instrument, understanding, or arrangement.

“Contribution” shall have the meaning set forth in the definition of Reorganization in this Section 11.18.

“Conversion” shall have the meaning set forth in the definition of Reorganization in this Section 11.18.

“Conversion Effective Date” shall have the meaning set forth in Section 3.1(c)(i).

“Corporate Charter Documents” shall have the meaning set forth in Section 3.1(c)(iii).

“COVID-19” shall mean the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and commonly known as “COVID-19.”

“COVID-19 Laws” shall mean (a) Presidential Proclamation 9994 of March 13, 2020 Declaring a National Emergency Concerning the COVID-19 Outbreak, (b) the CARES Act, (c) the Families First Coronavirus Response Act of 2020, (d) Presidential Memorandum of August 8, 2020, Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, 85 FR 49587 (the “Payroll Tax Executive Order”), (e) H.R. 133 – Consolidated Appropriations Act, 2021; (f) H.R. 1319 - American Rescue Plan Act of 2021, Public Law No: 117-2, (g) all other Laws governing or instituted in connection with COVID-19, and (h) any related Laws, Governmental Orders, rules, rulings, proclamations, regulations, guidelines or FAQs issued or enacted by a Regulatory Authority.

“CPA Firm” shall have the meaning set forth in Section 2.4(e).

“Current Assets” shall mean those assets of the Company consisting of the financial statement line items of the Estimated Closing Statement, the Preliminary Closing Statement, or the Final Closing Statement, as the case may be, set forth on Exhibit E.

“Current Employees” shall mean those employees of the Company who are in active employments status immediately prior to the Closing.

“Current Liabilities” shall mean those liabilities of the Company consisting of the financial statement line items of the Estimated Closing Statement, the Preliminary Closing Statement, or the Final Closing Statement, as the case may be, set forth on Exhibit E.

“Data Security Requirements” shall have the meaning set forth in Section 3.20(e).

“Deductible” shall have the meaning set forth in Section 8.3(b).

“Designated Person” shall have the meaning set forth in Section 11.17(a).

“Disclosure Schedule” shall have the meaning set forth in Section 11.12.

“Dispute” shall have the meaning set forth in Section 11.5(b).

“Disregarded Entity Election” shall have the meaning set forth in the definition of Reorganization in this Section 11.18.

“Enforceability Exception” shall have the meaning set forth in Section 3.2(a).

“Environmental Claim” shall mean any Litigation, Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) any presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with, or liability under, any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” shall mean any Law (including common law), and any Contract with any Regulatory Authority, (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, labeling, disclosure, registration, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances.

“Environmental Permit” shall mean any License, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Environmental Notice” shall mean any directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Equity Encumbrance” shall mean (a) any Lien, (b) any voting trust, proxy, power of attorney, or similar arrangement, (c) any right or privilege capable of becoming a voting trust, proxy,

power of attorney, or similar arrangement, or (d) any restriction affecting the ability of any holder of the Equity Securities to exercise all ownership rights thereto.

“Equity Interest” shall mean (a) any shares of capital stock, (b) any limited liability company interests, membership interests, or units (b) any partnership interests, (c) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire shares of capital stock, limited liability company interests, membership interests, or units, or other equity securities, (f) any securities convertible into or exercisable or exchangeable for capital stock, limited liability company interests, membership interests, or units, or other equity securities or (g) any other interest classified as, or constituting, an equity security of a Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean National Exchange Bank & Trust, as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the Escrow Agreement.

“Escrow Agreement” shall have the meaning set forth in Section 7.1(h).

“Escrow Deposit” shall have the meaning set forth in Section 2.3(d).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.4(b).

“Existing Representation” shall have the meaning set forth in Section 11.17(a).

“Final Adjustment Amount” shall mean an amount (which may be a positive or negative number) equal to the Closing Equity Value as reflected on the Final Closing Statement minus the Closing Equity Value as reflected on the Estimated Closing Statement.

“Final Closing Statement” shall mean either (a) the Preliminary Closing Statement if (i) no Statement Objection relating to the Preliminary Closing Statement is delivered to Buyer during the 30-day period specified in Section 2.4(d) or (ii) Buyer and Parent so agree in writing or (b) the Preliminary Closing Statement, as adjusted by (i) the written agreement of Buyer and Parent and/or (ii) the CPA Firm in accordance with Section 2.4(e).

“Financial Statements” shall have the meaning set forth in Section 3.5(a).

“Fraud” means common law intentional fraud by a Person in the making of a representation or warranty expressly set forth in this Agreement, other than the PFAS Representations, or any Ancillary Documents (including the content of the Disclosure Schedule), as determined under Delaware law.

“Fundamental Representations” shall mean those representations and warranties set forth in Section 3.1 (but excluding subclause (c)(iv)), Section 3.2, Section 3.4, Section 3.6, Section 3.14(a), and Section 3.26.

“Funded Indebtedness” shall mean, without duplication, (a) all Liabilities of the Company for borrowed money, including all obligations evidenced by bonds, debentures, notes, other debt security, mortgages (including chattel mortgages), and similar instruments; (b) all Liabilities of the Company to pay the deferred purchase price of property or services recorded on the books of the Company, (c) all Liabilities of the Company in respect of performance bonds, banker’s acceptances, and letters of credit, including standby letters of credit, and (d) all Liabilities of the Company as lessee that are capitalized on the books of the Company or required to be capitalized on the books of the Company under GAAP. “Funded Indebtedness” includes (i) any and all accrued interest, prepayment premiums, make-whole premiums or penalties, and fees or expenses (including attorneys’ fees) associated with the prepayment of any Funded Indebtedness. Notwithstanding the foregoing, all Liabilities of the Company for borrowed money under the Contract described in Items 1-2 of subclause (f) of Section 3.16 of the Disclosure Schedule shall be deemed to constitute Indebtedness but not Funded Indebtedness, provided that any prepayment penalties arising under the Contract described in Item 2 of subclause (f) of Section 3.16 of the Disclosure Schedule shall not constitute either Funded Indebtedness or Indebtedness. If any Liability meets the definition of both Funded Indebtedness and Current Liabilities, such Liability shall be excluded from Current Liabilities for purposes of determining the Purchase Price and such Liability shall be deemed Funded Indebtedness.

“Funded Indebtedness Amount” shall mean the aggregate amount necessary to repay and discharge all Funded Indebtedness outstanding as of the Closing.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Hazardous Substance” shall mean (a) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs), per- and polyfluoroalkyl substances, perfluorooctanoic acid or perfluorooctane sulfonate; (b) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of potential for adverse impact, toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (c) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any Environmental Law.

“Indebtedness” shall mean, without duplication, (x) all Funded Indebtedness and (y) all Liabilities of the Company (a) under derivative, hedging, swap, foreign exchange, or similar instruments, (b) relating to off-balance sheet financing arrangements (excluding, for the avoidance of doubt, operating leases that do not fall within the scope of subclause (d) of the definition of Funded Indebtedness), (c) under defined benefit plans, pension plans, severance plans or arrangements, retention agreements, guaranteed payment arrangements, bonus plans, or similar compensation arrangements, (d) related to deferred revenue with respect to any customer arrangement, including where amounts are billed for such customer prior to the service period with respect to such customer such that billings are in excess of revenue recognized under GAAP for such customer, (e) under any incentive programs or loan assistance programs of any Regulatory Authority, including the U.S. Small Business Administration related to COVID-19, whether or not guaranteed by a Regulatory Authority, including any liability for borrowed money or deferral of payroll Taxes, (f) relating to Accrued Taxes, and (g) in the nature described in subclauses (a)-(f) with respect to which the Company is a guarantor. “Indebtedness” includes (i) any and all accrued interest, prepayment premiums, make-whole premiums or penalties, and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness, (ii) all uncashed checks issued by the Company that are outstanding as of the Closing

Date, and (iii) all cash or bank account overdrafts. If any Liability meets the definition of both Indebtedness and Current Liabilities, such Liability shall be excluded from Current Liabilities for purposes of determining the Purchase Price and such Liability shall be deemed Indebtedness. Notwithstanding the immediately preceding sentence, in the case of amounts payable under the bonus plans described under Items 6 and 29 of Section 3.19(a) of the Disclosure Schedule and accrued interest with respect to the loans described under Items 1 and 2 of subclause (f) of Section 3.16 of the Disclosure Schedule, those amounts shall not constitute Indebtedness, but instead shall constitute Current Liabilities, to the extent reflected on the Final Closing Statement. Further, notwithstanding anything herein to the contrary, any prepayment penalties arising under the Contract described in Item 2 of subclause (f) of Section 3.16 of the Disclosure Schedule shall not constitute either Funded Indebtedness or Indebtedness.

“Indebtedness Amount” shall mean the aggregate amount of the Indebtedness as of immediately prior to the Closing.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnified Liabilities” shall mean all Liabilities of the Company with respect to: (a) any portion of the Indebtedness (as of the Closing) that is not included in the calculation of the Closing Equity Value as reflected in the Final Closing Statement; (b) any portion of the Transaction Compensation Amount that is not included in the calculation of the Closing Equity Value as reflected in the Final Closing Statement; (c) any portion of the Transaction Expense Amount that is not included in the calculation of the Closing Equity Value as reflected in the Final Closing Statement; (d) any Indemnified Taxes; or (e) any of the topics described on Exhibit D.

“Indemnified Taxes” means: (a) any Taxes of the Company for all Pre-Closing Tax Periods (including Taxes that relate to Straddle Periods that are attributable under Section 6.3(c)(iv) to the portion of such Straddle Period ending on the Closing Date); (b) any Taxes of any Seller or Parent, (c) any Taxes of any person for which the Company, Parent or Sellers may be liable as a result of having been member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any such member) is or was a member on or prior to the Closing Date including by reason of a liability under Treasury Regulations Section 1.1502-6 or any comparable provisions of state, local, or foreign Law; (e) any Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract or otherwise, relating to an event, relationship, or transaction occurring before the Closing Date; (f) any Taxes that are the responsibility of Parent under Section 6.3; (g) any payroll, social security, unemployment, and other Taxes related to the payment of the Transaction Compensation Amount or the Transaction Expense Amount; (h) any Taxes imposed on Parent, any Seller, the Company, or Buyer relating to, or resulting from, the failure of the Company or Parent to qualify as an S-corporation, qualified subchapter S subsidiary, or entity disregarded as separate from its owner; (i) Seller’s portion of any Transfer Taxes; and (j) any Taxes imposed on the Company as a result of the Reorganization or any reasonable out of pocket costs incurred by Buyer as a result of the failure of the Reorganization to qualify for the Intended Tax Treatment as specified in Section 6.3(g)(i).

“Indemnity Escrow Amount” shall mean $8,000,000 of the Escrow Deposit, together with any earnings thereon, as such amount may be reduced from time to time due to payments made therefrom in accordance with this Agreement and the Escrow Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Insiders” shall mean (a) any Affiliate of the Company (including Parent), (ii) any equityholder, director, or officer of the Company or any Affiliate of the Company (including Parent), (iii) any Person in the immediate family of any equityholder, director, or officer of the Company or any Affiliate of the Company (including Parent), and (iv) any entity in which any of the foregoing Persons owns, or is otherwise entitled to, a 5% or greater direct or indirect beneficial interest.

“Insurance Policies” shall have the meaning set forth in Section 3.15.

“Intellectual Property” shall mean any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents, patent applications, utility models and design rights; (b) trademarks, service marks, brands, and other indicia of source or origin, together with the goodwill connected with the use of and symbolized by the foregoing, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names, social media accounts and all associated web addresses, URLs and websites and all content and data thereon or relating thereto; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“IRS” shall mean the Internal Revenue Service.

“IT Assets” shall mean any and all the following owned, leased, licensed, or used by or for, or otherwise relied on by, the Company: information technology and computers systems, networks and infrastructure (including software, databases, facilities and equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format.

“Knowledge” as used in the phases “to the Company’s Knowledge” or phrases of similar import shall mean (a) the actual knowledge of Joseph Colwin, David Klumpyan, Jon Walczak, Robin Pena, Leo Metivier, Mike Wahl and Melissa Meikle, and (b) the knowledge that any of such Persons would have obtained after a reasonable investigation into the relevant matter or issue within his or her area of responsibility within the Company.

“Labor Agreement” shall mean a collective bargaining agreement, project labor agreement, commitment, arrangement, or other Contract with a Union.

“Law” shall mean any supranational, national, provincial, state, local or foreign statute, law (including common law), ordinance, rule, regulation, administrative interpretation, Order, treaty, executive order, policy, or other requirement (including those of any self-regulatory organization).

“Leased Real Property” shall have the meaning set forth in Section 3.13.

“Liability” or “Liabilities” shall mean any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, Taxes, obligation, or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Licenses” shall mean all licenses, registrations, franchises, qualifications, provider numbers, permits, rights to indemnification, approvals, and other authorizations issued by any Regulatory Authority that relate to the Company or its business or assets.

“Liens” shall mean all mortgages, pledges, liens (statutory or otherwise), charges, security interests, easements, encroachments, rights-of-way, rights of refusal, and other encumbrances of any nature whatsoever.

“Litigation” shall mean any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, mediation, demand, claim, investigation, audit, hearing, examination, or inquiry, whether civil, criminal, or administrative.

“LLC Agreement” shall have the meaning set forth in Section 3.1(c)(iii).

“LLC Charter Documents” shall have the meaning set forth in Section 3.1(c)(iii).

“Lookback Date” shall mean January 1, 2020.

“Loss” shall mean and include: (a) all Liabilities; (b) all losses, damages, judgments, awards, penalties, and settlements; (c) all demands, claims, suits, actions, causes of action, proceedings, and assessments, whether or not ultimately determined to be valid; and (d) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs, and fees and expenses of attorneys, consultants ,and expert witnesses of investigating, defending, or asserting any of the foregoing or of enforcing this Agreement, provided that “Loss” shall not include punitive damages except to the extent actually awarded to a third party.

“Major Customer” shall have the meaning set forth in Section 3.21(a).

“Major Supplier” shall have the meaning set forth in Section 3.21(b).

“Material Adverse Effect” shall mean any change, event, development, condition, occurrence, effect, fact, event, or circumstance or combination thereof that has had or would reasonably be expected to have a material adverse effect (a) on the conduct, condition (financial or otherwise), assets, Liabilities, business, or operations of the Company or (b) the ability of Parent or any Seller to perform its obligations under, or consummate the transactions contemplated by, this Agreement, provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to subclause (a):  (i) any change after the date of this Agreement in Law or GAAP or any binding interpretation thereof, (ii) any change after the date of this Agreement in economic, political, or financial market conditions generally (including interest rates), (iii) any change after the date of this Agreement generally affecting any of the industries or markets in which the Company operates, (iv) any action taken or not taken at the express written request of Buyer after the date of this Agreement or as expressly required by the terms of this Agreement; (v) any natural disaster, pandemic (including COVID-19), epidemic, act of terrorism, war, or national or international calamity, or (vi) any failure of the Company to meet any financial projections or financial forecasts after the date of this Agreement (provided, that this subclause (vi) shall not prevent a determination that any change, event, development, condition, occurrence, effect, fact, event, or circumstance or combination thereof underlying such failure to meet the projections or forecasts has resulted in, or contributed to, a Material Adverse Effect (to the extent the same is not otherwise excluded from this definition of Material Adverse Effect)); except, in the case of subclauses (i), (ii), (iii) and (v) above, to the extent that any such fact, change, effect, event, occurrence or circumstance has a disproportionate and adverse effect on the Company, taken as a whole, relative to other businesses in the industries or markets in which the Company operates, in which case such change, event, development, condition, occurrence, effect, fact, event, or circumstance or combination thereof may be taken into account to the extent of the disproportionate effect on the Company.

“Material Contract” shall have the meaning set forth in Section 3.16.

“Multiemployer Plan” shall meaning set forth in Section 3.19(c).

“Net Working Capital” shall mean an amount equal to the total book value of the Current Assets minus the total book value of the Current Liabilities, as reflected on the Estimated Closing Statement, the Preliminary Closing Statement or the Final Closing Statement, as the case may be.

“Order” shall mean any order, writ, injunction, judgment, plan, or decree of any Regulatory Authority.

“Ordinary Course” shall mean the acts or omissions of the Company that satisfy each of the following requirements: (a) acts or omissions in the ordinary course of business that are consistent (through their nature, amount, and/or financial import) with the past custom and practice of the Company prior to the date of this Agreement; (b) acts or omissions that do not require approval or resolution by the board of directors (or similar supervisory body) of the Company; (c) acts or omissions that are not of any extraordinary nature or special importance in relation to the normal operation of the business activities of the Company; and (d) acts or omissions that do not violate any applicable Law.

“Other Environmental Actions” shall have the meaning set forth in Section 6.5(b).

“Other Environmental Investigation” shall have the meaning set forth in Section 6.5(b).

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Party” or “Parties” shall mean Buyer, Parent, and/or Sellers, as the case may be.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet and the Final Closing Statement, as applicable), (b) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property approved by Buyer in the Title Insurance Policies, none of which interfere with any buildings or improvements on the Real Property or with the conduct of the Company’s business as currently conducted or adversely affect the marketability of the Company’s assets, (c) mechanic’s, materialmen’s, and similar Liens arising in the Ordinary Course (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet and the Final Closing Statement,

as applicable), and (d) zoning and entitlement Laws, building codes and other land use Laws regulating the use or occupancy of such asset that constitutes real property or the activities conducted thereon that are imposed by any Regulatory Authority having jurisdiction over real property and are not violated by the current use or occupancy of such real property or the operation of the business of the Company as currently conducted thereon.

“Person” shall mean an individual or a corporation, a limited liability company, a partnership, an association, a trust, or other entity or organization, including a Regulatory Authority.

“Personal Information” shall mean means information relating an identified or identifiable person, device, or household including but not limited to: (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; (ii) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Data Security Requirement; or (iii) any other information that allows the identification of a natural person.

“PFAS Representations” shall mean the representations and warranties set forth in Section 3.12, but only to the extent they relate to per- and polyfluoroalkyl substances, perfluorooctanoic acid, and perfluorooctane sulfonate on, under, or emanating from the Real Property.

“Post-Closing Matter” shall have the meaning set forth in Section 11.17(a).

“Post-Closing Representation” shall have the meaning set forth in Section 11.17(a).

“Pre-Closing Deal Communications” shall have the meaning set forth in Section 11.17(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.4(c).

“Prior Company Counsel” shall have the meaning set forth in Section 11.17(a).

“Products/Services” shall mean all products or services currently or at any time previously sold by the Company, or by any predecessor of the Company, or that have borne a trademark of the Company.

“Prohibited PFAS Investigation” shall have the meaning set forth in Section 8.3(f).

“Proposed Adjustment Amount” shall mean an amount (which may be a positive or negative number) equal to the Closing Equity Value as reflected on the Preliminary Closing Statement minus the Closing Equity Value as reflected on the Estimated Closing Statement.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Qsub Election” shall have the meaning set forth in the definition of Reorganization in this Section 11.18.

“Real Property” shall have the meaning set forth in Section 3.13.

“Recent Balance Sheet” shall have the meaning set forth in Section 3.5(a).

“Regulatory Authority” shall mean any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality, or other body exercising judicial, quasi-judicial, legislative, executive or other government powers, whether federal, state, local, foreign, or other, including any self-regulated organization or other non-governmental regulatory authority or quasi-Regulatory Authority.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, depositing, dispersing, leaching, migration or dumping of a Hazardous Substance.

“Reorganization” shall mean, collectively, the following transactions:

(a)the incorporation of Parent as a newly formed corporation, with only those assets and liabilities necessary to form a valid corporation and accomplish the Reorganization;
(b)the contribution by Sellers of their respective shares of capital stock of the Company to Parent in exchange for which Parent will issue to Sellers a proportionate number of Parent Shares, which will represent 100% of the issued and outstanding shares of capital stock of Parent as of the date of the contribution (the “Contribution”);
(c) after the Contribution but before the Conversion, Parent’s timely filing of a properly completed and fully executed IRS Form 8869 with respect to the Company, whereby Parent will elect to treat the Company as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (“Qsub”) for U.S. federal income tax purposes effective as of the date of the Contribution (“Qsub Election”);
(d)at least one day following the date of the Qsub Election, Parent’s causing the Company to file properly completed and fully executed articles of conversion with the Wisconsin Department of Financial Institutions (“Conversion”), whereby the Company converts from a Wisconsin corporation to a Wisconsin limited liability company (and, for the avoidance of doubt, all references to the Company in this Agreement shall refer to both the pre- and post-Conversion entity); and
(e)following the Conversion and prior to the Closing Date, Parent’s causing the Company to timely file a properly completed and fully executed IRS Form 8832, whereby the Company elects to be classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes effective as of the date of the Conversion (the “Disregarded Entity Election”).

“Reorganization Documents” means all agreements, documents, instruments, and certificates executed, delivered and/or filed in connection with the Reorganization, including, but not limited to: (a) documents evidencing the Contribution; (b) documents evidencing the Qsub Election (IRS Form 8869); (c) documents evidencing the Conversion, including documents evidencing the formation and organization of the Company as a Wisconsin limited liability company; and (d) documents evidencing the Disregarded Entity Election (including IRS Form 8832), but excluding (i) the documents evidencing the formation and organization of Parent and (ii) the employer identification number (EIN) application for Parent (IRS Form SS-4).

“Representatives” shall have the meaning set forth in Section 5.2(a).

“Restrictive Covenant Agreement” shall have the meaning set forth in Section 9.2(b).

“SALT Election” means any election under applicable state or local income Tax Law made by or with respect to the Company or the income of the Company pursuant to which the Company will incur or otherwise be liable for any state or local income Tax liability under applicable state or local Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company had no such election been made (including any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Seller Prepared Returns” shall have the meaning set forth in Section 6.3(c)(i).

“Shortfall Amount” shall have the meaning set forth in Section 2.3(f)(iii).

“Statement Dispute” shall have the meaning set forth in Section 2.4(e).

“Statement Objection” shall have the meaning set forth in Section 2.4(d).

“Straddle Period” shall mean any Tax period beginning on or before, and ending after, the Closing Date.

“Target Net Working Capital” shall mean $10,004,000.

“Taxes” shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, escheat, unclaimed property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Regulatory Authority, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, or any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, filed on, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Third Party Claim” shall have the meaning set forth in Section 8.4.

“Title Insurance Policies” shall mean a standard ALTA Form 2006 (or most current form) owner’s policy of title insurance for all of the Real Property, dated as of the Closing Date, in such amounts as Buyer reasonably requires, insuring good and marketable fee title to the Real Property(expressly including all easements and appurtenances), subject only to Permitted Liens, with all standard exceptions deleted, and including such endorsements as Buyer may reasonably require, including ALTA 15.1 (non-imputation – additional insured endorsement), ALTA 3.1 (zoning), ALTA 8.2 (commercial environmental protection lien), ALTA 9.2 (CC&Rs), ALTA 17 (access and entry), ALTA 17.2 (utility access), ALTA 18 (single tax parcel or, if applicable, 18.1 multiple tax parcel), ALTA 19 (contiguity, if applicable), ALTA 22 (location), ALTA 25 (same as survey), ALTA 26 (subdivision), ALTA 28.2 (encroachments), and ALTA 35.1 (minerals).

“Transaction Compensation Amount” shall mean the aggregate amount of all bonuses or other amounts payable to any of the employees of the Company in connection with, or as a result of, the transactions contemplated by this Agreement, whether payable on the Closing Date or thereafter (including the employer portion of any payroll Taxes related thereto). Notwithstanding the foregoing, in no event shall any obligations entered into by or for the account of Buyer or any of its Affiliates, including any obligations entered into by the Company at or after the Closing, be included in Transaction Compensation.

“Transaction Expense Amount” shall mean the aggregate amount of (a) all legal, accounting, consulting, investment banking, financial advisory and other expenses incurred by the Company in connection with the negotiation and consummation of the transactions contemplated by this Agreement and (b) all bonuses or other payments payable to any of the directors, officers, or employees of the Company in connection with, or as a result of, the consummation of the transactions contemplated by this Agreement, whether payable on the Closing Date or thereafter. If any Liability meets the definition of both Transaction Compensation Amount and Transaction Expenses Amount, such Liability shall be excluded from the Transaction Expenses Amount and such Liability shall be deemed included in the Transaction Compensation Amount.

“Union” shall mean a union, labor organization, trade association, works council, group of employees or other representative of any employees of the Company.

“Units” shall have the meaning set forth in the recitals to this Agreement.

“Voting Debt” shall mean any bonds, debentures, notes or other indebtedness of any Person having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests of such Person may vote.

“WARN Act” shall have the meaning set forth in Section 3.18(c).

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Unit Purchase Agreement as of the day and year first written above.

BUYER:

MAYVILLE ENGINEERING COMPANY, INC.

By: /s/ Jagadeesh A. Reddy

Name: Jagadeesh A. Reddy

Title: President & Chief Executive Officer

SELLERS:

/s/ Joseph P. Colwin

Joseph P. Colwin

/s/ Dawn M. Colwin

Dawn M. Colwin

/s/ Benjamin Colwin

Benjamin Colwin

/s/ Cassie Colwin Morasch

Cassie Colwin Morasch

/s/ Nicole Colwin

Nicole Colwin

/s/ Ann Wilson

Ann Wilson

/s/ Todd Boyer

Todd Boyer

/s/ David M. Klumpyan

David M. Klumpyan